To:
SIFCO IRISH HOLDINGS LTD
6 Lapps Quary
1st Floor
Cork - Ireland
ATTN: Chief Financial Officer
Via email: cfosifcoirish@sifco.com – tkubera@sifco.com
With copy to: n.paglietti@pec.stint.it

Milan, August 1st 2024

RE: ACQUISITION OF THE ENTIRE SHARE CAPITAL OF C BLADE S.P.A. FORGING & MANUFACTURING

Dear Sirs,
Further to our recent discussions and conversations, we hereby propose to you the following agreement for the sale and purchase of the entire share capital of C Blade S.p.A. Forging & Manufacturing.
* * * * *

DATED
August 1, 2024
Share purchase agreement
between
SIFCO     Irish Holdings, Limited
and
TB2 S.r.l.

This agreement is dated August 1, 2024.
PARTIES
(1)SIFCO Irish Holdings, Ltd., a private company limited by shares registered in the Republic of Ireland with company number 83359 whose registered office is at 6 Lapps Quary, 1st Floor, Cork, Ireland (Seller)
(2)TB2 S.r.l., incorporated and registered in Italy with company number 02779020037 whose registered office is at Via Barro n. 147/149, 28045, Invorio, Italy (Buyer)
BACKGROUND
(A)The Company is an Italian joint stock company (società per azioni) located at Maniago (PN), Via Genova n. 1, registered with the Companies Register of Pordenone, registration number and tax code n. 01391770938.
(B)The Company has an issued share capital of corporate capital of Euro 3,500,000.00, fully paid-in and divided into n. 700,000 shares, each share having a par value of Euro 5.00.
(C)Further particulars of the Company at the date of this agreement are set out in Part 1.
(D)The Seller is the owner of the legal title to the Sale Shares.
(E)The Seller is wholly owned by SIFCO Industries Inc., a company listed at NYSE with corporate offices at 970 East 64th Street, Cleveland OH 44103, USA (Sifco Industries).
The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.
IT IS AGREED AS FOLLOWS
1.Interpretation
The definitions and rules of interpretation in this Clause apply in this agreement.
1.1Definitions:

Accounting Principles: means the accounting principles prepared by the Italian National Council of Accountants (Consiglio Nazionale dei Dottori Commercialisti e Consiglio Nazionale dei Ragionieri), as amended and integrated by the OIC (Organismo Italiano di Contabilità) and consistently applied by the Company in line with past practice.
Accounts: the audited financial statements of the Company as at September 30, 2023 including the balance sheet, profit and loss account together with the notes on them, the cash flow statement and the auditor's and directors' reports as filed with the competent Companies’ Registrar (copies of which are attached to para. B of Section A of the Disclosure Letter).
Accounts Date: September 30, 2023.
Affiliate means with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries (i) controls, (ii) is controlled by, (iii) is under common control with or (iv) is controlled by the same such Person or group of Persons. For purposes of this definition “control”, when used with respect to any specified Person, has the meaning set forth by article 2359, first paragraph, of the Italian Civil Code and the term “controlled” has a meaning correlative to the foregoing.
Business: the business of the Company, namely the business of turbine blades manufacturing and distribution.
Business Day: a day other than a Saturday, Sunday or public holiday in Italy when banks in Rome are open for business.
Business Warranties: means the representations and warranties given by the Seller pursuant to Clause 6 and set out under Schedule 4, other than the Fundamental Warranties.
Buyer's Lawyers: LCA Studio Legale.
Claim: a claim for breach of any of the Warranties.
Closing: the closing of the sale and purchase of the Sale Shares in accordance with this agreement.
Closing Date: has the meaning given in clause 5.2.
Company: C Blade S.p.A. Forging & Manufacturing, an Italian joint stock company (società per azioni) active in the field of the international turbine blades manufacturing, with registered office in Maniago (PN), Via Genova n. 1, registered with the Companies Register of Pordenone, registration number and tax code n. 01391770938, corporate capital of Euro 3,500,000.00 fully paid-in further details of which are set out in Part 1.
Competition Law: has the meaning given in Schedule 4.
Conditions: the conditions to Closing, being the matters set out in Schedule 1.

Consents: has the meaning given in Schedule 4.
Control: has the meaning as set out under article 2359, first paragraph no. 1, 2 and 3, of the Italian Civil Code;
and a Change of Control occurs if a person who Controls any corporate ceases to do so or if another person acquires Control of it.
Current Use: has the meaning given in Schedule 4.
Databases: has the meaning given in Schedule 4.
Data Room: the electronic data room known as Project Turbine hosted by DataSite, comprising the documents and other information relating to the Company made available in writing to the Buyer and its advisers in relation to the Transaction, whose index is reported in para. A of Section A of the Disclosure Letter.
Designated Buyer: means the person/entity (a) that is an Affiliate of the Buyer, (b) to which the Buyer shall remain jointly and severally liable in relation to the performance of the obligations arising out of this agreement until Closing, (c) which, upon its designation and acceptance of same, shall execute this agreement for acceptance and (d) which the Buyer may specify within seven (7) Business Days prior to the Closing Date, it being agreed that (i) following the regular designation pursuant to the foregoing, each reference to the Buyer under this agreement shall automatically be a reference to the Buyer and the Designated Buyer, considered as if they were a single party and (ii) the Designated Buyer shall accept unconditionally, for the designation to take effect, all the terms and conditions of this agreement and its joint and several liability with the Buyer.
Director: each person who is a director of the Company, as set out in Part 1.
Disclosure Letter: means Schedule 5 to this agreement.
EHS Laws: has the meaning given in Schedule 4.
EHS Matters: has the meaning given in Schedule 4.
EHS Permits: has the meaning given in Schedule 4.
Employee: has the meaning given in Schedule 4.
Employment Legislation: has the meaning given in Schedule 4.
Encumbrance: any interest or equity of any Person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or other encumbrance of any kind, including any written or oral agreement, option, commitment or other third party right, which impairs the relevant Person’s right, title or interest in the asset subject thereto.
Environment: has the meaning given in Schedule 4.
Financial Facilities: has the meaning given in Schedule 4.
Financing Bank: means Banca Monte dei Paschi di Siena S.p.A..
Fundamental Warranties: means the representations and warranties given by the Seller in Sections 1 (Power to Sell the Sale Shares), 2 (Shares in the Company) and 3 (Constitutional and Corporate Documents) of Schedule 4.
Group: in relation to a company (wherever incorporated), that company, any company of which it is a subsidiary from time to time (its holding company) and any other subsidiaries from time to time of that company or its holding company. Each company in a Group is a member of the Group.
Harm: has the meaning given in Schedule 4.
Hazardous Substances: has the meaning given in Schedule 4.
Insurance Company: means DUAL International Limited, as insurance company pursuant to the W&I Policy.
Intellectual Property Rights: has the meaning given in Schedule 4.
Interim Period: the period from (and including) the date of this agreement up to (and including) the Closing Date or, if earlier, the termination of this agreement in accordance with its terms.
Leakage: each and any of the following:
1a)any dividend or other distribution (whether in cash or in specie) declared, paid or made by the Company to, or for the benefit of, the Seller or a Related Person;
1b)any payment by the Company to the Seller or a Related Person for the purchase, redemption or repayment of any share capital, loan capital or other securities of the Company or any other return of capital to the Seller or a Related Person;
1c)the Company paying, incurring or otherwise assuming liability for any fees, costs or expenses in connection with the Transaction (including professional advisers' fees, consultancy fees, transaction bonuses, finders fees, brokerage or other commission);
1d)any payment of any other nature made by the Company to or for the benefit of the Seller or a Related Person (including royalty payments, management fees,

monitoring fees, interest payments, loan payments, service or directors' fees, bonuses or other compensation of any kind);
1e)any transfer or surrender of assets, rights or other benefits by the Company to or for the benefit of the Seller or a Related Person;
1f)the Company assuming or incurring any liability or obligation for the benefit of the Seller or a Related Person;
1g)the provision of any guarantee or indemnity or the creation of any Encumbrance by the Company in favour, or for the benefit, of the Seller or a Related Person;
1h)any waiver, discount, deferral, release or discharge by the Company of: (i) any amount, obligation or liability owed to it by the Seller or a Related Person; or (ii) any claim (howsoever arising) against the Seller or a Related Person;
1i)any Tax becoming payable by the Company as a direct consequence of any matters referred to in paragraphs a) through h) above; and
any agreement, arrangement or other commitment by the Company to do or give effect to any of the matters referred to in paragraphs (a) to (h) above.
Leakage Claim: a claim for any breach of clause 4.3.
Lease: has the meaning given in Schedule 4.
Leasehold Properties: has the meaning given in Schedule 4.
Lease Sums: has the meaning given in Schedule 4.
Locked Box Accounts Date: June 30, 2024.
Loss: means any liability (including any contingent liability, i.e. sopravvenienze passive), expense and/or cost (including, without limitation, reasonable legal and/or defence costs, and/or consultants' and/or experts' fees), non-existence of assets, capital loss, loss of profits, payment of penalties of whatever nature arising from breach of law and/or contract, charge and damage pursuant to Article 1223 of the Italian Civil Code and thus including danno emergente and lucro cessante, but excluding any other indirect damages.
Management Accounts: the unaudited balance sheet and the unaudited profit and loss account of the Company prepared according to the Accounting Principles and consistently with Company’s past practice for the period of nine (9) months ended at June 30, 2024 (a copy of which is attached to para. C of Section A of the Disclosure Letter).

Material Adverse Effect: means any event, change, development, occurrence, effect or condition which, individually or in the aggregate, has resulted in, results in or could result in a material adverse change in the Company’s Business, financial conditions, assets, liabilities, business prospects or economic results of operations of the Company, it being understood (i) that it shall be considered “relevant” for the purposes of this agreement any single event resulting in an obligation, liability or indebtedness equal to or greater than Euro 3,000,000 and (ii) that in no event any current war (including the Ukraine-Russia war and the Israel-Palestine war) can be considered in any manner whatsoever as giving rise to a Material Adverse Effect.
Material Contract: has the meaning given in Schedule 4.
Material Counterparty: has the meaning given in Schedule 4.
Owned Real Estate: has the meaning given in Schedule 4.
Pensotti Arbitration means the legal dispute between the Company and the sellers of the Company to the SIFCO Group, currently pending before the Italian Supreme Court.
Permitted Leakage: each and any of the following:
1j)any payments made (or to be made) by the Company to SIFCO Industries in the ordinary course of business, on arm's length terms and on a basis consistent with past practice, with primary reference to the agreement providing for an annual payment of Euro 360,000 (three hundred sixty thousand/00), duly paid in full for the fiscal year ending at September 30, 2024; and
1k)any payments made (or to be made) by the Company which have been specifically accrued or provided for in the Management Accounts, including the provision for payment of U.S.$ 119,101.25, recorded as Euro 111,251.35 (one hundred eleven thousand two hundred fiftyone/35) to SIFCO Industries which was expressly taken into account for the determination of the Purchase Price.
Person: any individual, corporation, partnership, firm, association, unincorporated organization or other entity.
Policies: has the meaning given in Schedule 4.
Previously Owned Land and Buildings: has the meaning given in Schedule 4.
Proceedings: has the meaning given in Schedule 4.
Properties: has the meaning given in Schedule 4.
Purchase Price: the purchase price for the Sale Shares to be paid by the Buyer to the Seller in accordance with clause 4.

Records: has the meaning given in Schedule 4
Related Person: shall mean (a) any entity or individual that directly or indirectly Controls, is Controlled by, or is under common Control with the Seller; (b) any individual who is currently, or within the past two years has been, a director, officer, or employee who has significant responsibility for the management, operations, or financial affairs of the Seller or any of its Affiliates; or (c) any person or entity that, by agreement with the Seller or any of its Affiliates, is acting in concert with the Seller or any of its Affiliates for the purpose of acquiring or disposing of the Sale Shares.
R&W Certificate: means the Seller’s declaration as set out under Schedule 3 confirming that any and all Seller’s Warranties are true and correct as at the Closing Date;
R&W Policy shall mean that certain buyer-side Representations and Warranties Insurance Policy dated as of the Closing Date and issued by the Insurance Company.
Sale Shares: the 700,000 shares of Euro 5.00 each in the Company, representing the entire share capital of the Company, all of which are fully subscribed for and paid.
Seller's Lawyers: Benesch, Friedlander, Coplan & Aronoff LLP for all matters under U.S. law; Studio Internazionale for all matters under Italian law.
Sifco Industries: a joint-stock company incorporated under Ohio law, listed at NYSE with corporate offices at 970 East 64th Street, Cleveland OH 44103, USA,
Tax or Taxation: means any income (IRES), corporate, capital gain, gross receipts, payroll, employment, excise, the regional tax on business activities (IRAP), and indirect taxes such as value added tax (VAT), severance, stamp, occupation, custom duties, real estate taxes, substitute, capital stock, profits, withholding, real property, sales, use, transfer, cadastral, consumer, excise, registration, duties, levy tax or other taxes of a similar nature (including any penalty or interest payable in relation thereto) imposed by any Authority. For the avoidance of doubt, the term Tax does not include any deferred taxes.
Tax Authority: means the applicable taxing authority in Italy (Agenzia delle Entrate – Agenzia delle Entrate Riscossione).
Transaction: the transaction contemplated by this agreement or any part of that transaction.
Transaction Documents: this agreement, and any other document to be entered into pursuant to this agreement in connection with the Transaction.
Warranties: means the Fundamental Warranties and the Business Warranties.
Waste: has the meaning given in Schedule 4.

1.2Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.
1.3References to Clauses and Schedules are to the Clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.
1.4The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.
1.5A reference to this agreement or to any other agreement or document referred to in this agreement is a reference to this agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this agreement) from time to time.
1.6Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.
1.7Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.8A person includes a natural person, a corporate or unincorporated body (whether or not having separate legal personality) and that person's successors and permitted assigns.
1.9This agreement shall be binding on and ensure to the benefit of, the parties to this agreement and their respective successors and permitted transferee and references to a party shall include that party's successors and permitted transferees.
1.10A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.
1.11A reference to writing or written includes email.
1.12Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.
1.13References to a document in agreed form are to that document in the form agreed by the parties and initialed by them or on their behalf for identification.

1.14Unless otherwise provided, a reference to a law is a reference to it as amended, extended or re-enacted from time to time.
1.15Any obligation on a party not to do something includes an obligation not to allow that thing to be done.
1.16References to times of day are, unless the context otherwise requires, to Rome time and references to a day are to a period of 24 hours running from midnight on the previous day.
1.17Any amount expressed to be in Euro shall, to the extent that it requires, in whole or in part, to be expressed in any other currency in order to give full effect to this agreement, be deemed for that purpose to have been converted into the relevant currency immediately before the close of business on the date of this agreement (or, if that is not a Business Day, the Business Day immediately following it).
2.Conditions
2.1Closing is subject to and conditional upon the Conditions in Schedule 1 being satisfied or waived by the Buyer in accordance with this Clause 2.1. The parties agree that the Conditions in Schedule 1 have been set in the interest of the Buyer and therefore the Buyer shall be entitled to waive, upon its sole discretion, in whole or in part, to one or more of the Conditions, by serving the Seller with a written notice to be sent prior to the date set out in the Clause 2.2.
2.2If any of the Conditions is not fully satisfied in accordance with Schedule 1 or waived by the Buyer pursuant to Clause 2.1 within September 18, 2024, subject only to the right of the Buyer to request, by notice sent to the Seller by September 16, 2024, the extension of the said deadline to September 25, 2024 (“Long Stop Date”), provided that all conditions to Closing except for the required governmental authorizations such as the Golden Power will be cleared by September 16, 2024, then this agreement shall automatically terminate and cease to have effect on September 18, 2024 or on the Long Stop Date, as the case may be. It remains expressly agreed and understood that, upon such termination, the parties shall be released from any and all obligations under this agreement, except for:
(a)any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination including the provisions referred to in clause 2.3; and

(b)any rights, remedies, obligations or liabilities of the parties that have accrued under this agreement up to the date of termination, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination.
2.3Following termination of this agreement in accordance with Clause 2.2, the following Clauses shall continue to have effect:
(a)clause 1 (Interpretation);
(b)clause 2 (Conditions);
(c)clause 9 (Confidentiality and Announcements);
(d)clause 13 (Entire Agreement);
(e)clause 14 (Variation and Waiver);
(f)clause 15 (Costs);
(g)clause 16 (Notices);
(h)clause 23 (Language); and
(i)clause 24 (Governing Law and Jurisdiction).
2.4The Seller and the Buyer shall use reasonable endeavors (so far as lies within their respective powers so to do) to procure that the Conditions are satisfied as soon as practicable.
2.5The Buyer and the Seller shall cooperate fully in all actions necessary to procure the satisfaction of the Conditions, including (but not limited to) the provision by the parties of all information reasonably necessary to make any application for consent, notification or filing as requested by any relevant authority, keeping the other party informed of the progress of any notification or filing and providing such assistance as may reasonably be required.
3.Sale and Purchase
3.1On the terms of this agreement and subject to the Conditions, the Seller shall sell and the Buyer, or the Designated Buyer, shall buy, with effect from Closing, the Sale Shares free from all Encumbrances and together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Closing Date.

3.2The Seller covenants with the Buyer that, as at the date hereof as well at the Closing Date:
(a)it has the right to sell the Sale Shares on the terms set out in this agreement;
(b)it shall, at its own cost, give the Buyer the full legal title to the Sale Shares;
(c)it sells the Sale Shares free from all Encumbrances;
(d)there is no right to require the Company to issue any share capital or create an Encumbrance affecting any unissued shares or debentures or other unissued securities of the Company; and
(e)no commitment has been given to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company), or for the Company to issue any share capital and no person has claimed any rights in connection with any of those things.
3.3The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.
4.Purchase Price
4.1The total consideration or the sale of the Sale Shares shall be equal to Euro 13,800,000.00 (thirteen million eight hundred thousand/00).
4.2The Buyer shall pay at Closing an interest amount on the Purchase Price calculated from (and including) the Locked Box Accounts Date up to (and including) the Closing Date. Such interest will accrue daily at a rate of eight (8) % per annum and shall be paid by the Buyer to the Seller in cash at Closing.
4.3The Seller warrants and undertakes to the Buyer that:
(a)during the period commencing on (and including) the Locked Box Accounts Date up to (and including) the date of this agreement, no Leakage has occurred other than Permitted Leakage; and
(b)during the period commencing on the date of this agreement up to (and including) the Closing Date, no Leakage will occur other than Permitted Leakage.
4.4Subject always to clause 4.5 and clause 4.7, the Seller shall indemnify the Buyer, on a Euro per Euro basis, against any Leakage in breach of the undertaking in clause 4.3 and undertakes to pay to the Buyer or to the Company, at the choice of the Buyer, an amount equal to the amount of such Leakage. Such indemnity will include any amount necessary to ensure that after the deduction of any Tax due on any amount payable under this Clause 4.4 (whether by way of direct assessment, withholding at its source or in any other way), so as the Buyer is left with the same amount it would have had if the payment was not subject to Tax.
4.5In connection with any Leakage Claim, the Buyer shall serve the Seller with a notice in writing summarizing the nature of the Leakage Claim, including reasonable details (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, within forty five (45) days from the Buyer having acquired knowledge of the Leakage Claim, it being understood that such term shall not be deemed as set under penalty of forfeiture (i.e. decadenza).
4.6The Seller shall not be liable for a Leakage Claim unless notice in writing summarizing, to a reasonable extent, the nature of the Claim has been given by or on behalf of the Buyer to the Seller within eighteen (18) months of the Closing Date.
4.7For the avoidance of doubt, the Seller shall have no liability to the Buyer in respect of any Leakage Claim if Closing does not occur. The preceding without prejudice to any other accrued right, action, defence, claim or remedy of the Buyer, provided by this agreement or by law or otherwise.
4.8The Buyer's sole remedy in respect of any Leakage Claim is a claim under the indemnity in clause 4.4.
4.9Nothing in this Clause 4 shall have the effect of limiting or excluding any liability arising as a result of dishonesty, fraud, gross negligence, willful misconduct or willful concealment.
4.10The Purchase Price shall be deemed to be reduced by the amount of any payments made to the Buyer under Clause 4.4 or shall be deemed to be increased by the amount of any payments made to the Seller under Clause 4.11.
4.11Any proceeds received by the Company (after deduction of any relevant costs or expenses – including any legal expenses - borne by the same Company) in connection with the Pensotti Arbitration shall be due and payable to the Seller within five (5) Business Days from the receipt of such proceeds, provided that the Company shall use its commercially reasonable efforts to request such proceeds from its counterparties in the ordinary course of business in case of positive outcome of the litigation. In the event of negative outcome of the above-mentioned litigation, the Seller shall reimburse the Company any costs or expenses – including any legal expenses – borne by the Company. The parties further agree that, in the event the Supreme Court refers back the litigation to court, then the Seller shall undertake the defence, at its expenses and with counsels of its choice, it being understood that (i) any decisions about such defence shall be agreed upon by the Seller and the Buyer, (ii) the Buyer shall use its reasonable efforts to cooperate and make the Company cooperate to such defence and (iii) the Seller shall hold the Buyer and the Company indemnified and harmless from and against any and all direct and indirect losses, liabilities, claims, damages, penalties, fines, costs and expenses (including reasonable legal fees and other litigation costs, regardless of outcome) arising out or consequential upon such litigation.
4.12The parties acknowledge and agree that the Purchase Price has been determined taking into account that the parties shall equally bear (50% each), subject to the cap referred to in Clause 5.4(a)(ii), the cost of the insurance premium as well as of any other costs and expenses in favour of the Insurance Company in connection with the R&W Policy. As a result, in no event the Seller shall be entitled to claim from the Buyer the reimbursement or any payment whatsoever in connection with the part of insurance premium and expenses borne by the Seller itself, since, failing such obligations, the Purchase Price would have been determined in a different amount.
5.Closing
5.1Unless otherwise agreed in writing, Closing shall take place on the Closing Date at the offices of and before the Notary Public as designated by the Buyer at such time as agreed in writing by the Seller and the Buyer.
5.2In this agreement, Closing Date means September 18, 2024 unless:
(a)the Conditions have not been fully satisfied (or waived by the Buyer in accordance with Clause 2.1) on or before that date, in which event the Closing Date shall be:
(i)the tenth Business Day after all the Conditions have been fully satisfied (or waived); or
(ii)any other date agreed by the Seller and the Buyer in writing; provided that under no circumstances the Closing Date can be extended beyond September 30, 2024. In case no Closing occurs on or before September

30, 2024, then this agreement shall automatically terminate and cease to have effect;
(b)the Buyer requests the extension to the Long Stop Date, in which event the Closing Date shall be the Long Stop Date; and
(c)Closing is deferred in accordance with Clause 5.5(b), in which event the Closing Date shall be the date to which Closing is so deferred.
5.3The Seller:
(a)undertakes to the Buyer that at all times during the Interim Period the Business shall be conducted in the manner provided in Schedule 2;
(b)gives the Buyer the undertakings set out in Schedule 2; and
(c)shall file, or procure that the Company files, the requests for waivers in connection with the change of control clause provided for by the financing agreement dated November 10, 2021 with Mediocredito del Friuli Venezia Giulia (no. 6532);
(d)shall file, or procure that the Company files, the requests for waivers in connection to the change of control clause of the bond issued on December 29, 2023 pursuant to the agreement with Basket Bond FCG S.r.l. dated December 21, 2023;
(e)shall inform, or procure that the Company informs, the counterparties of the following financing agreements of the envisaged Transaction and the resulting change of control:
(i)financing agreement with Banca Intesa San Paolo no. 0UC1017787796 dated September 29, 2022;
(ii)financing agreement with Banca Intesa San Paolo no. 115745 dated November 16, 2023;
(iii)financing agreement with Unicredit no. 000/8830452/000 dated May 14, 2021.
The Parties undertake and agree to cooperate in good faith, and the Seller shall procure that the Company cooperates in good faith, during the Interim Period, in order to broaden the coverage of the R&W Policy in connection with the Business Warranties given by the Seller under this agreement.
5.4At Closing:

(a)The Seller shall:
(i)deliver (or cause to be delivered) to the Buyer the items listed in Paragraph 1.1 of Schedule 3.
(ii)pay in favour of the Insurance Company 50% of the insurance premium in connection with the R&W Policy up to a maximum amount of Euro 100,000.00 (one hundred thousand), provided that the parties shall agree in good faith on a mechanism (if possible, of delegation of payment) so that no cash advance is required by the Seller;
(iii)procure that the Company’s Board of Directors’ members tender their resignations or otherwise cease from office with effect as of the Closing Date in the hands of the Shareholders’ meeting of the Company and deliver to the Buyer resignation letters confirming that they have no claims against the Company, except for accrued and unpaid compensation for their office until the Closing Date;
(iv)provide its best effort to procure that each member of the Board of the Statutory Auditors tenders his resignations in the hands of the meeting of the shareholders of the Company held as per point (vi) below and deliver to the Buyer resignation letters confirming that they have no claims against the Company, except for accrued and unpaid compensation for their office until the Closing Date;
(v)provide its best effort to procure that the auditing firm RSM Società di Revisione e Organizzazione Contabile S.p.A. terminates its mandate with no cost upon the Company effective as of the date upon which the balance sheet as at 30 September 2024 will be approved by the shareholder’s meeting of the Company;
(vi)procure that SIFCO Industries reimburses to the Company the amount of USD 500,000.00 (five hundred thousand/00), paid as advance payment for goods to be sold to the Company in February and March 2024, provided that the parties shall agree in good faith on a mechanism (if possible, of delegation of payment) so that no cash advance is required by SIFCO Industries;
(vii)procure that the meeting of the shareholders of the Company is validly held and approves a resolution in the form attached under Schedule 5.4(vii) in order to a) accept the resignations of each member of the Board of Directors and (if they have resigned) of the statutory auditors of the Company and waive any action or claim vis-à-vis all resigning directors and statutory auditors in connection with the relevant activities and functions carried out as directors or statutory auditors, as the case may be, for the entire period of their office except for cases of gross negligence and willful misconduct b) appoint a new Board of Directors and statutory auditors, as instructed by the Buyer and c) adopt a new by-laws of the Company substantially in the form as set out under Schedule 5.4(vii)bis ;
(viii)transfer the title to the Sale Shares to the Buyer by execution on the share certificates of a deed of endorsement (girata in proprietà) before the Notary Public, who will notarize (autentica notarile) such execution;
(ix)execute and deliver, or cause to be executed and delivered, such transfer or other instruments and/or Transaction Documents as may be necessary, under applicable law, to properly effect the Transaction contemplated in this agreement or comply with any applicable Law.
(b)The Buyer shall:
(i)pay in favour of the Insurance Company the insurance premium in connection with the R&W Policy, net of the portion paid directly or by delegation of payment by the Seller, as provided for in Clause 5.4(a)(ii);
(ii)pay the Purchase Price in accordance with clause 4;
(iii)deliver (or cause to be delivered) to the Seller the items listed in Schedule 3, point 2;
(iv)instruct the Seller to appoint the managing body to replace the previous Board of Directors and to appoint the statutory auditors to replace the previous statutory auditors ceased from office; and
(v)execute and deliver, or cause to be executed and delivered, such transfer or other instruments and/or Transaction Documents as may be necessary, under applicable Law, to properly effect the Transaction contemplated in this agreement or comply with any applicable law.
5.5If the Seller does not comply with its obligations in Clause 5.4 in any material respect, the Buyer may (at its sole discretion and without prejudice to any other rights or remedies under this agreement):
(a)proceed to Closing; or

(b)defer Closing to a date no more than 5 (five) days after the date on which Closing would otherwise have taken place and, in any event, no later than September 30, 2024; or
(c)terminate this agreement with immediate effect.
5.6All the actions and transactions constituting the Closing – irrespective of the timeline of their fulfilment – shall be regarded as a single transaction. Accordingly, no action will be deemed to have been taken, no obligation will be deemed to have been performed and no instruments will be deemed to have been exchanged unless and until all other actions will have been taken, all other obligations will have been performed and all other instruments will have been exchanged as set out in this agreement. The execution of the Closing shall not affect and shall not have any novation effects (effetti novativi) on the rights and obligations of the Seller and of the Buyer provided for by this agreement which shall remain effective as stated herein.
6.Warranties
6.1The Seller acknowledges that the Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties. The parties acknowledge and agree the Warranties are given, inter alia, in order to allow the entering by the Buyer into the R&W Policy in order to cover and secure the Buyer’s risk of Loss in the event of breach of the Warranties.
6.2The Seller further warrants to the Buyer that each of the Warranties will be true, accurate and not misleading as at the date hereof, throughout the Interim Period and up to, and including, the Closing Date, except if referred to a different specific date. For this purpose, each of the Warranties shall be deemed as given as at the date hereof, repeated on each day of the Interim Period and as at the Closing Date by reference to the facts and circumstances then subsisting, and any reference made to the date of this agreement (whether express or implied) in relation to any Warranty shall be construed, in connection with the repetition of the Warranties, as a reference to the date of such repetition.
6.3The Seller shall not (and shall procure that the Company shall not) do or omit to do anything during the Interim Period that would be materially inconsistent with any term of this agreement, including any of the Warranties, or cause any Warranty to be untrue, inaccurate or misleading in any material respect.

6.4Warranties qualified by the expression so far as the Seller is aware (or any similar expression) are deemed to be given on the basis of all matters of which the Seller, its shareholder and/or Directors are actually aware or should have been aware if, as prudent individuals, could be reasonably expected, by reason of his/her office, to discover or otherwise become aware of that fact or matter.
6.5Each of the Warranties is separate and, unless specifically provided, is not limited by reference to any other Warranty or any other provision of this agreement.
6.6The Seller’s Warranties constitute a unilateral, autonomous and independent guarantee commitment for all legal purposes assumed by the Seller to the Buyer in connection with the Transaction contemplated by this agreement. Since the representations and warranties given by the Seller are autonomous and independent obligations, they are not subject, inter alia, to the provisions set forth under articles 1491, 1495 and 1497 of the Italian Civil Code and any right or remedy arising under this agreement in connection with any breach of any Seller's Warranties, shall be subject only to the limitations specified herein.
6.7The parties agree that the content and scope of the Seller’s Warranties shall be qualified and limited by (and, therefore, no claim for breach of such representations and warranties can be asserted by the Buyer with respect to) specific exceptions to such Seller’s Warranties set forth exclusively in Section B of the Disclosure Letter, unless the parties have expressly agreed, in this agreement and/or in the relevant annexes to Schedule 4, not to consider a specific exception as an exemption. Without prejudice to the preceding, the parties agree that the Seller’s Warranties are not qualified or limited, in any manner whatsoever, by any other disclosure made in the documents made available to the Buyer (or its advisors) in the Data Room, in the course of the due diligence exercise and/or knowledge acquired by the Buyer (also by means of its advisors) during the due diligence exercise.
7.Limitations on Claims
7.1This clause 7 limits the liability of the Seller in relation to any Claim at the terms and conditions herein provided for.
7.2Without prejudice to Clause 8.4, the Seller shall not be liable for any Loss as contemplated under Clause 8.2(b) and Clause 8.3:

(a)unless the Seller's liability exceeds Euro 10,000.00 (ten thousand) (“De Minimis”). In such respect, it is anyway understood that the liabilities resulting from the same event or from connected events or from events having the same nature, shall be added together and considered jointly as a single indemnified liability for the purposes of the achievement of the De Minimis;
(b)until the whole indemnifiable Loss having a value higher than the De Minimis has reached the aggregate value of Euro 100,000.00 (one hundred thousand) (the “Seller’s Basket”). In such respect, it is furthermore understood that should the above amount be exceeded, the Seller shall be obliged to hold the Buyer or, as instructed by the latter, the Company harmless and indemnified for the total amount of the Loss and up to the Total Liability, as defined under Clause 7.2(c);
(c)exceeding the overall value of Euro 700,000.00 (seven hundred thousand) (the “Total Liability”).
7.3The Seller shall not be liable for a Loss arising out of a Claim if and to the extent that the Claim relates to a matter in relation to which a specific provision has been made in the Accounts provided that the risk of the liability arising from the Claim is specifically covered by such specific provision.
7.4The Buyer is not entitled to recover damages or otherwise obtain payment, reimbursement, restitution or indemnity more than once in respect of the same Loss, shortfall, damage, deficiency, breach or other event or circumstance.
7.5The amount of any Losses for which indemnification is provided under Section 8 to the extent not already covered by the R&W Policy shall be net of any insurance proceeds or other third-party recoveries actually recovered by Buyer or the Company or any other Buyer Indemnitee with respect to such matter (net of any direct, out-of-pocket expenses reasonably incurred by such Buyer Indemnitee in collecting such amount, any applicable deductibles, retentions or similar costs or payments or increased premiums (to the extent such expenses are not reimbursed by the insurer under such policy of insurance)). A Buyer Indemnitee shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss. A Buyer Indemnitee shall use commercially reasonable efforts to bring indemnity claims against any third party who has an indemnification obligation to any such Buyer Indemnitee with respect to any Loss and to use commercially reasonable efforts to pursue such claims. In the event that any insurance proceeds or other third-party recoveries are received by a Buyer Indemnitee or Affiliate thereof after payment of an indemnity claim by a Buyer Indemnitee hereunder, the Buyer Indemnitee shall promptly pay the amount of such proceeds or other recoveries (net of any direct, out-of-pocket expenses reasonably incurred by such Buyer Indemnitee in collecting such amount, any applicable deductibles, retentions or similar costs or payments or increased premiums (to the extent such expenses are not reimbursed by the insurer under such policy of insurance)) to the indemnifying person to the extent of the indemnifying person's prior payment.
7.6The indemnified persons may not recover duplicative Losses in respect of a single set of facts or circumstances, regardless of whether multiple claims are asserted under Section 8 in respect of more than one warranty or representation in this agreement or whether such facts or circumstances would give rise to a breach of more than one warranty or representation in this agreement. The preceding without prejudice to the Buyer’s right to ground its claim on all the different provisions or Warranties deemed potentially applicable.
7.7The Buyer shall take reasonable steps to mitigate any Losses.
8.Indemnification.
8.1Survival. All representations and warranties of the parties contained in this agreement including the Seller’s Warranties and the related indemnification obligations in favour of the Buyer as herein contemplated shall survive the Closing for twenty-four (24) months thereafter and shall terminate and cease to be of further force and effect on the date that is twenty-four (24) months after the Closing Date, except for the Fundamental Warranties and the Warranties under Clauses 18 (Environment and Health and Safety), 21 (Employment) and 26 (Tax), which shall survive, along with the relevant indemnification obligations, until the 30th day following the expiry of the relevant statute of limitation period (i.e. termine di prescrizione). The covenants and agreements of the parties contained in this Agreement which by their terms contemplate performance after the Closing shall survive the Closing for the period contemplated by their respective terms. It is understood between the Parties that the Seller’s liability and its indemnification obligation shall remain valid also after the expiry of the final terms under this Clause 8.1 and until definition of the relevant Claim, provided that the Buyer has notified the Notice of Claim under Clause 8.5(a) before the expiry of the aforesaid final terms.
8.2Indemnification by the Seller. From and after the Closing, without prejudice to any other indemnification obligations provided for by this agreement, Seller shall indemnify and hold harmless the Buyer and its Affiliates, including the Company after the Closing, and their respective officers, directors, managers, employees, agents, partners, stockholders, members, successors, and assigns (collectively, the "Buyer Indemnitees") from and against any Loss incurred by the Buyer Indemnitees arising out of or in connection with:
(a)the breach of any Fundamental Warranties and/or any covenants or undertakings made by the Seller pursuant to this agreement; and
(b)the breach of any Business Warranties made by the Seller, to the extent not qualified and limited by any specific annexes in Section B of the Disclosure Letter, (i) which have been expressly excluded in writing from coverage in the R&W Policy, or (ii) to the extent not paid by the Insurance Company due to Seller’s willful misconduct or gross negligence.
Any indemnity due by the Seller to the Buyer under this Clause 8 will include any amount necessary to ensure that after the deduction of any Tax due on any amount payable (whether by way of direct assessment, withholding at its source or in any other way), so as the Buyer is left with the same amount it would have had if the payment was not subject to Tax.
8.3Special indemnities. The Seller shall indemnify and hold any Buyer Indemnitees harmless from and against any Loss arising out of or in connection with the following matters:
(a)the holding by Mr. Sclabi of the managing director office along with his role as Company’s manager;
(b)requalification risk of the employment relationship of those Company’s employees holding responsibility offices;
(c)the hours of overtime work yearly performed by the Company’s employees;
(d)tax credits in connection with “RU section” and relevant to State Aids (for tax periods 2018, 2019, 2021 and 2022); and
(e)adverse tax consequences in connection with any transactions of any nature with Sifco Industries and/or with any other members of SIFCO Group.
8.4Exceptions to Limitations on Indemnification. The parties undertake and agree that the limitations under Clauses 7 and 8.1 shall not apply with reference to the Seller’s indemnification obligations for any Loss as contemplated under Clause 8.2(a) and for any Loss due to the Seller’s willful misconduct or gross negligence pursuant to article 1229 of the Italian Civil Code.

8.5Handling of Claims. If any event occurs which could give rise to the Seller’s obligation under Clause 8.2 and Clause 8.3, the following provisions shall apply:
(a)the Buyer shall give written notice to the Seller of such event, within sixty (60) calendar days of the date on which the Buyer or the Company becomes actually aware of the relevant event, as time limit set under penalty of forfeiture (i.e. decadenza), and shall provide all reasonable details thereof, indicating the amount allegedly due from the Seller in relation to such Claim (“Notice of Claim”). The Buyer shall give the Seller or its duly authorized representatives reasonable access to the personnel of the Buyer and/or the Company (as the case may be) and to any premises, accounts, documents and records which are relevant to such claim and are within the power, possession or control of the Buyer and/or the Company to enable the Seller and its duly authorized representatives to investigate the Claim and to examine and take copies or photographs of the relevant assets;
(b)the Seller shall be entitled to challenge in writing the Claim notified by the Buyer within 25 (twenty-five) Business Days of the day of receipt of the notice referred to in Clause 8.5(a);
(c)if the notice sent by the Buyer according to Clause 8.5(a) above is challenged by the Seller in accordance with Clause 8.5(b) above, then during a period of 20 Business Days following the giving of the notice by the Seller under Clause 8.5(b), the Seller and the Buyer shall attempt to resolve any differences which they may have with respect to any matters constituting the subject matter of such notice. If, at the end of such period, the Seller and the Buyer fail to reach an agreement in writing with respect to all such matters, then all matters as to which an agreement is not so reached shall be resolved pursuant to Clause 24.2.
8.6Third Party Claims. If any breach of representation or warranties consists of claims, actions, suits, proceedings or demands by third parties (including any tax authority or other Governmental Authorities), the following provisions shall apply (subject to the term provided for in Clause 8.5(a) above):
(a)the Seller shall have the right to undertake the defence, at its expense and with counsel of its own choice, of any claim, action, suit or proceeding asserted or initiated against any of the Buyer or the Company constituting the subject matter of a notice to the Seller of the kind referred to under Clause 8.5(a) above. In the event that the Seller has undertaken the defence pursuant to this Clause 8.6(a), the Buyer may participate, at its expense, in such defence with a counsel of its own choosing reasonably satisfactory to the Seller. In each case, the Buyer will cooperate or cause the Company reasonably cooperate with the Seller, so long as the Seller is undertaking the defence of the claim, action, suit or proceeding, in the preparation for and the prosecution of the defence of such claim, action, suit or proceeding;
(b)in the event that the Seller does not undertake the defence of any claim, action, suit or proceeding within a reasonable time after the Buyer has given a notice of the kind referred to under Clause 8.5(a) above, the Buyer shall properly and diligently defend, and shall cause the Company to properly and diligently defend, such claim, action, suit or proceeding;
(c)if a firm offer is made to the Buyer or the Company to settle any matter giving rise to the Seller’s obligation to indemnify under Clause 8.2 which offer the Seller, but not the Buyer, is willing to accept, the Buyer and the Company shall be free not to enter into such settlement and to commence or continue litigation, at their own expense, but the Seller’s liability shall be limited to the amount of the proposed settlement;
(d)if a firm offer is made to the Buyer or the Company to settle any matter giving rise to the Seller’s obligation to indemnify under Clause 8.2 which offer the Buyer, but not the Seller, is willing to accept, the Buyer and the Company shall be free to enter into such settlement and to commence or continue litigation, at their own expense, and, in no event, the Seller’s liability shall be limited to the amount of the proposed settlement.
8.7Payments. All payments to be made pursuant to this Clause 8 by the Seller to the Buyer shall be made within 10 (ten) Business Days from: (a) the date on which any matters contained in a Notice of Claim have been finally agreed upon between the Seller and the Buyer pursuant to Clauses 8.5 and 8.6 above; or (b) the date on which a judgement, even not final, has been issued in accordance with Clause 24.2.
9.Confidentiality and Announcements
9.1The Seller undertakes to each of the Buyer and the Company that it shall (and shall procure that each member of the Seller's Group, as such Group is constituted after Closing, shall):
(a)keep confidential the terms of this agreement and all confidential information, know-how or trade secrets in its possession concerning the business, assets,

affairs, customers, clients or suppliers of the Company or any member of the Buyer's Group;
(b)not disclose any of the information referred in clause 9.1(a) (whether in whole or in part) to any third party, except as expressly permitted by this clause 9; and
(c)not make any use of any of the information referred in clause 9.1(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement.
9.2The Buyer undertakes to the Seller that it shall:
(a)keep confidential the terms of this agreement and all confidential information, know-how or trade secrets in its possession concerning the business, assets, affairs, customers, clients or suppliers of the Seller, Sifco Industries or any other member of the Seller's Group (as such Group is constituted after Closing);
(b)not disclose any of the information referred in clause 9.2(a) (whether in whole or in part) to any third party, except as expressly permitted by this clause 9; and
(c)not make any use of any of the information referred in clause 9.2(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement.
9.3Nothing in this agreement shall be construed as imposing on the Buyer an obligation to keep confidential, or restrict its use after Closing, of any information relating to the Company or to restrict its use of such information after Closing.
9.4Notwithstanding any other provision of this agreement, neither party is required to keep confidential or to restrict its use of any information that:
(a)is or becomes public knowledge or otherwise generally available to the public (other than as a direct or indirect result of the information being disclosed in breach of this agreement);
(b)the parties agree in writing is not confidential; or
(c)was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the receiving party's knowledge, is not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from disclosing the information to the receiving party.

9.5Either party may disclose any information that it is otherwise required to keep confidential under this clause 9:
(a)to any employees, officers, consultants, representatives or advisers of any member of its Group who need to know such information for the purposes of advising on this agreement or facilitating the Transaction, provided that the party making the disclosure informs the recipient of the confidential nature of the information before disclosure and procures that the recipients shall, in relation to the information disclosed to them, comply with the obligations set out in this clause 9 as if the recipients were that party. The party making a disclosure under this Clause shall, at all times, be liable for the failure by its recipients to comply with the obligations set out in this Clause;
(b)with the prior consent in writing of the other party;
(c)to confirm either that the Transaction has taken place or the Closing Date, but without otherwise revealing any other terms of the Transaction or making any other announcement; or
(d)to the extent that the disclosure is required:
(i)by the laws of any jurisdiction to which the disclosing party is subject;
(ii)by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction;
(iii)to make any filing with, or obtain any authorisation from, any regulatory, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction;
(iv)under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or
(v)to protect the disclosing party's interest in any legal proceedings.
9.6Neither party shall make, or permit any person to make, any public announcement, communication or circular concerning this agreement or the Transaction (announcement) without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).
9.7Nothing in clause 9 prevent either party from making an announcement required by law or any governmental or regulatory authority (including any Tax Authority), any securities exchange or any court or other authority of competent jurisdiction provided that the party required to make the announcement consults with the other party and takes into account the reasonable requests of the other party in relation to the content of such announcement before it is made.
10.Further Assurance
10.1At its own expense, the Seller shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the Buyer may reasonably require from time to time for the purpose of giving full effect to this agreement.
11.Non-Competition and Non-Solicitation
11.1In order to protect the confidential information and business connections, the parties agree as follows.
11.2For the Seller and any of its Related Person, there will be a non-competition and non-solicit liability that continues for five (5) years starting as of the Closing Date.
11.3For the Buyer, Dom S.r.l., Ethica Global Investments S.p.A., the Company and any of the Company’s directors, in relation to which the Buyer assumes relevant obligation pursuant to article 1381 of the Italian Civil Code, there will be a non-competition and non-solicit liability that continues for four (4) years starting as of the Closing Date on any business relationship between SIFCO Industries and the Siemens Group in connection with the current business activities as carried out as at the Closing Date and described under Schedule 11.3 between SIFCO Industries and the Siemens Group in the US market. Mutatis mutandis, the parties agree that Clauses 11.4 and 11.5 shall apply to the Buyer, Dom S.r.l., Ethica Global Investments S.p.A., the Company and any of the Company’s Directors in connection with the obligation in favour of SIFCO Industries for the events specified in this Clause 11.3.
11.4During the period as set out under clause 11.2, the Seller shall refrain and shall make that any of its Related Person refrains, alone or in conjunction with any other person, in its/his/her own capacity or as a director, manager, partner or shareholder of any Person, or as an employee, consultant or agent of any Person, directly or indirectly through agents, intermediaries, joint ventures or another Person, or in any other capacity from:

(a)being involved in any manner in any business, in any European country and United Kingdom, Vatican State, Switzerland and San Marino Republic where the Company conducts its Business as at the Closing Date, which is competitive with the Business of the Company;
(b)inducing any person who is or was a customer, supplier or other business relation of the Company, or in any way interfering with the relationship between the Company and any of its customers, suppliers or other business relation;
(c)inducing or attempting to induce any prospective customer of the Company not to do Business with the Company.
11.5For a period of five (5) years after the Closing Date, the Seller shall refrain, alone or in conjunction with any other person, in its/his/her own capacity or as a director, manager, partner or shareholder of any person, or as an employee, consultant or agent of any person, directly or indirectly through agents, intermediaries, joint ventures or another person, or in any other capacity from inducing all staff employed or contractually engaged with the Company, to leave their employment with the Company, regardless of whether such employee would commit a breach of contract or leave his employment, or in any way from interfering with the relationships between the Company and any of these employees provided that this Clause shall not prohibit the Seller or its Related Persons from (a) making general solicitations for employment by means of advertisements, public notices, websites or search engines (including through the use of recruiting firms) not specifically directed at employees of the Buyer or its affiliates and hiring any Person who responds solely as a result of such general solicitations, (b) hiring any Persons whose employment or engagement with the Company has been terminated prior to any solicitation by the Seller or its Related Persons.
11.6The parties acknowledge and agree that the fulfilment of this Clause 11 is an essential condition for the each of them to execute the Transaction and has been adequately considered in the determination of the Purchase Price. For every breach of this Clause 11 committed by either party and/or any Related Person, the defaulting party shall be liable to pay to the other a sum equal to Euro 400,000.00 (four hundred thousand) as liquidated damages, without prejudice to any further damages according to article 1382 of the Italian Civil Code.
11.7The non-competition obligation provided for in Clause 11.4 shall be of no further force or effect with respect to, and shall not be enforceable against, Seller, Sifco Industries and their respective Related Persons in the event Sifco Industries is acquired by or merged with an independent third party acquiror.
12.Assignment
12.1Subject to the further provisions of this Clause, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement (or any other Transaction Document).
12.2Each party confirms it is acting on its own behalf in relation to the Transaction and not for the benefit of any other person.
12.3The Buyer may assign or transfer its rights (but not its obligations) under this agreement (or any other Transaction Document) to:
(a)another member of its Group for so long as that company remains a member of the Buyer's Group. The Buyer shall procure that any company assigns any rights assigned to it in accordance with this clause back to the Buyer immediately before that company ceases to be a member of the Buyer's Group;
(b)any person to whom the Sale Shares are sold or transferred by the Buyer following Closing; or
(c)the Financing Banks.
12.4If there is an assignment or transfer of the Buyer's rights under clause 12.3:
(a)the Seller may discharge its obligations under this agreement to the Buyer until it receives notice of, or alternatively acknowledges and accepts, the assignment or transfer; and
(b)the assignee or transferee may enforce this agreement as if it were named in this agreement as the Buyer, but the Buyer shall remain liable for any obligations under the agreement.
13.Entire Agreement
13.1This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

13.2Nothing in this Clause clause 13 operates to limit or exclude any liability for fraud.
14.Variation and Waiver
14.1No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).
14.2A waiver of any right or remedy under this agreement or by law is only effective if it is given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.
14.3A failure or delay by any person to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.
14.4A party that waives a right or remedy provided under this agreement or by law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.
15.Costs
15.1Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the Transaction, including the negotiation, preparation and execution of this agreement.
16.Notices
16.1For the purposes of this clause 16 (but subject to clause 16.6), notice includes any other communication.
16.2A notice given to a party under or in connection with this agreement:
(a)shall be in writing and in English;
(b)shall be signed by or on behalf of the party giving it;

(c)shall be sent to the relevant party for the attention of the contact and to the address, email address specified in clause 16.3, or such other contact, address, email address as that party may notify in accordance with clause 16.4;
(d)shall be:
(i)delivered by hand;
(ii)sent by pre-paid first class post or another next working day delivery service providing proof of delivery;
(iii)sent by pre-paid airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent) providing proof of delivery; or
(iv)sent by email or certified email; and
(e)unless proved otherwise is deemed received as set out in clause 16.5.
16.3The addresses, email addresses and contacts for service of notices are:
(a)SIFCO INDUSTRIES, INC.
(i)address: 970 East 64th Street, Cleveland Ohio
(ii)for the attention of the pro tempore Chief Financial Officer
(iii)email address: cfo@sifco.com
with copy to Avv. Nicola Paglietti
Studio Internazionale
Via Flaminia 54-56
00196 Rome
n.paglietti@pec.stint.it

(b)SELLER
(i)address: 6 Lapps Quary, 1st Floor, Cork, Ireland
(ii)for the attention of the pro tempore Chief Financial Officer
(iii)email address: cfosifcoirish@sifco.com
with copy to Avv. Nicola Paglietti
Studio Internazionale
Via Flaminia 54-56
00196 Rome

n.paglietti@pec.stint.it

(c)BUYER
(i)address: Via Barro 147/149, Invorio (NO) 28045
(ii)for the attention of: Mr. Edoardo Barboni
(iii)email address: edoardo.barboni@ethica-global.com
with copy to Avv. Roberto de Bonis
LCA Studio Legale
Via della Moscova 18
20121 Milano
roberto.debonis@lcalex.it - roberto.de_bonis@milano.pecavvocati.it

16.4A party may change its details for service of notices as specified in clause 16.3 by giving notice in writing to the other party, provided that the address for service is an address in Italy following any change. Any change notified pursuant to this Clause shall take effect at 9.00 am on the later of:
(a)the date (if any) specified in the notice as the effective date for the change; and
(b)the date five Business Days after deemed receipt of the notice of change.
16.5A notice is deemed to have been received (provided that all other requirements in this clause 16 have been satisfied):
(a)if delivered by hand, on signature of a delivery receipt;
(b)if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt;
(c)if sent by certified email, at the time of transmission; or
(d)if sent by email, at the time of transmission, only if the recipient(s) of the email confirms to have received it or without express confirmation thereof, acts according to the content of the email.
16.6This clause 16 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

17.Severance
17.1If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause shall not affect the validity and enforceability of the rest of this agreement.
18.Agreement Survives Closing
This agreement (other than obligations that have already been fully performed) remains in full force after Closing.
19.Successors
This agreement (and any of the Transaction Documents) are made for the benefit of the parties and their successors and permitted transferees, and the rights and obligations of the parties under this agreement (and any of the Transaction Documents) shall continue for the benefit of, and shall be binding on, their respective successors and permitted transferees.
20.Third Party Rights
20.1Except as expressly provided for in this agreement, no one other than a party to this agreement, their successors and permitted transferees, shall have any right to enforce any of its terms.
21.Counterparts
21.1This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
21.2Transmission of the executed signature page of a counterpart of this agreement by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this agreement.

22.Rights and Remedies
Except as expressly provided for in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.
23.Language
23.1If this agreement is additionally signed in, or is translated into, any language other than English, the English language version shall prevail.
23.2Any other document provided in connection with this agreement, including any Transaction Document, shall be in English, or there shall be a properly prepared translation into Italian and the English translation will prevail in the case of any conflict between them.
24.Governing Law and Jurisdiction
24.1This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of Italy.
24.2Each party irrevocably agrees that the Court of Milan shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation.
This agreement has been entered into on the date stated at the beginning of it.

Part 1Particulars of the Company

Name:	C Blade S.p.A. Forging & Manufacturing
Registration number:	01391770938
Registered office:	Maniago (PN); via Genova no. 1
Issued share capital:	Euro 3,500,000.00 (three million five hundred thousand/00)
Registered shareholder(s) (and number of Sale Shares held):	Sifco Irish Holdings Ltd. – 700,000 Sale Share with a nominal value of Euro 5.00 each
Beneficial owner of Sale Shares (if different) and number of Sale Shares held:	Alayne Louise Reitman – Chairman Giancarlo Sclabi – Managing Director Zero shares
Directors:	Alayne Louise Reitman – Chairman Giancarlo Sclabi – Managing Director Thomas Robert Kubera – Director
Auditor(s):	Renato Cinelli – Chairman Luigi Facchin – Executive auditor Antonio Diso – Executive auditor Andrea Arioli – Substitute auditor Paolo Ciganotto – Substitute auditor
Auditing Firm:	RSM Società di Revisione e Organizzazione Contabile S.p.A.

Schedule 1Conditions
1.The drawdown of the financing by the Financing Bank and the relevant funds availability according to the relevant credit facility agreements aimed at financing the purchase of the Sale Shares.
2.The grant, prior to or as at the Closing Date, of the authorization to sell in connection with the Golden Power rules without any measures or conditions being required.
3.No Material Adverse Effect being occurred up to the Closing Date.
4.No events, acts, facts and/or circumstance being occurred up to the Closing Date resulting in the Seller’s Warranties being materially incorrect and/or untrue.
5.Filing of the CE application for the Pensotti Hammer by the Company.

Schedule 2Conduct between Signing and Closing
1.At all times during the Interim Period, except as otherwise approved in writing by the Buyer after the date hereof, whose approval will not be unreasonably denied, the Seller shall:
1.1take all reasonable actions within their powers in their capacity as a shareholder of the Company and to the extent permitted under applicable law to procure that the Company carries on the Business in the normal and ordinary course, consistent with past practice and in the manner provided in this Schedule 2; and
1.2use its reasonable endeavors to maintain the trade and trade connections of the Company;
2.In particular, subject to the aforesaid exceptions and save for the case that any of the following actions is required to comply with a contractual obligation already existing as at the date hereof or is provided for in the business plan or budget of the Company, the Seller shall take all reasonable actions within its powers in its capacity as a shareholder of the Company and to the extent permitted under applicable law to procure that (nor shall it agree to):
2.1the Company does not issue any shares, warrants, convertible or exchangeable bonds, financial instruments or other securities or any rights relating thereto or otherwise approve or make any change in their capital structure;
2.2no dividends or reserves will be declared or paid by the Company;
2.3the Company does not sell, transfer, pledge, mortgage, lease or otherwise dispose of any assets or properties (other than inventory, products and systems sold to customers in the ordinary course of business) having in the aggregate a value in excess of Euro 50,000 for single transaction;
2.4the Company does not sell, transfer, pledge, lease or otherwise dispose of any intellectual property right;
2.5the Company does not hire any personnel, with the exception of the hiring of personnel (a) made in the ordinary course of business, (b) whose hiring is in progress as of the date of this agreement or (c) required to replace terminated employees;

2.6amend the employment agreements, collective bargaining agreements or other collective labour agreements or conventions applicable to the current employees’, increase the compensation payable to the employees (apart from limited ad personam increases in the ordinary course of business) and the directors of the Company or grant any of them additional personal benefits, bonuses or indemnities, other than increases or benefits, bonuses or indemnities mandated by law or by collective bargaining agreements;
2.7the Company does not acquire or dispose of any real properties or any participations in the equity of other companies or acquire, dispose of or lease (as lessor or lessee) any business or segment of business;
2.8the Company does not merge, demerge or consolidate with other companies and does not amend in any way whatsoever the relevant by-laws or other organisational documents, with the sole exception of changes required in the ordinary course of business;
2.9except for the increase of the LoC with Unicredit S.p.A. from Euro 60,000 to Euro 350,000 in connection with ordinary sales contract with international customers already in process, the Company does not enter into any loan or other form of financing or financial facility and/or incur, assume or modify the existing indebtedness of the Company and/or make any borrowing and/or any repayment of loans and/or any payment of interest thereon, except for any prepayment and/or payment under the existing banking agreement, and/or draw any amount under existing credit facilities;
2.10the Company does not incur any liability in excess of Euro 50,000 in the aggregate that would require to be included as off-balance sheet items in the Company's financial statements in accordance with the Accounting Principles;
2.11the Company does not make (or undertake to make or accelerate) any capital expenditure exceeding an amount equal to Euro 50,000 for single transaction;
2.12the Company does not change the accounting methods, Accounting Principles or practices (unless if required by applicable laws);
2.13the Company does not enter into any joint venture, partnership or profit sharing arrangement;
2.14the Company does not early terminate, cancel, deny the renewal or amend (except for any change which is more favourable to the Company) any of the Material Contracts;

2.15the Company does not enter into any transactions with the Seller or any Related Person, amend an agreement, arrangement or obligation with any of the Seller or Related Person, provided that the effects of the management fee agreement between the Company and SIFCO Industries will terminate on September 30, 2024;
2.16the Company does not waive any receivable or claim, accept third party claim, and settle threatened or pending litigations (including tax litigation), having an aggregate value in excess of Euro 10,000;
2.17the Company does not initiate litigation unrelated to the ordinary course of business, having an aggregate value exceeding Euro 100,000, except for those which are necessary to preserve the Business, the goodwill or the rights of the Company, provided that the Buyer shall be immediately informed thereof and kept fully informed of any development;
2.18the Company does not terminate the existing insurance policies (unless they are immediately replaced by new policies covering the same risks on similar or better terms) or otherwise reduce or prejudice the current insurance coverage of the Company;
2.19the Company does not enter into any legally binding commitment with respect to any of the foregoing.

Schedule 3Closing Deliverables
1.Documents to be delivered by the Seller
1.1At Closing, the Seller shall deliver (or cause to be delivered) to the Buyer:
-Books of the Shareholders;
-Books of the minutes of the Shareholders’ meetings;
-Books of the minutes of the Board of Directors’ meetings;
-Books of the minutes of the Board of Statutory Auditors’ meetings;
-Record of Processing Activities, if any;
-Resignation of current Directors;
-R&W Certificate as at the Closing Date;
-Evidence of and/or declaration in writing confirming the fulfilment of all Conditions depending on the Seller, if any;
-Minutes of the resolution of the Shareholder’s Meeting of the Company for the acceptance of the resignation of the current Board of Directors and related waiver;
-Declaration of SIFCO Industries pursuant to which SIFCO Industries assumes vis-à-vis any Buyer Indemnitees any of the Seller’s obligations, including, without limitation to, the indemnification obligations under clauses 7 and 8, under this agreement, in the event of liquidation, winding up and/or dissolution of the Seller.
2.Documents to be delivered by the Buyer
2.1At Closing the Buyer shall, in addition to its payment obligations under Clause 4, deliver to the Seller:
-Evidence of the fulfillment of all Conditions Precedent depending on the Buyer, if any.

Schedule 4Warranties
General warranties
1.Power to Sell the Sale Shares
1.1The Seller has taken all necessary action and has all requisite power and authority to enter into and perform this agreement and each of the other Transaction Documents to which it is a party in accordance with their respective terms.
1.2This agreement and each of the other Transaction Documents (to which it is a party) constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in accordance with their respective terms.
1.3The execution and delivery by the Seller of this agreement and each of the other Transaction Documents to which it is a party and compliance with their respective terms shall not breach or constitute a default under any of the following:
(a)any provision of the Seller's constitutional documents; or
(b)any agreement or instrument to which the Seller is a party or by which the Seller is bound; or
(c)any order, judgment, decree or other restriction applicable to the Seller.
1.4No application, filing, consent, authorization, approval, license, permit, waiver, registration, declaration, notice, consultation, notification or exemption is required to be obtained or made by the Seller in connection with the execution, performance or enforceability of both this agreement and the Transaction Documents, nor in connection with the consummation of the Transaction and the other transactions contemplated thereby.
1.5The Seller is not, nor has he ever been, insolvent or bankrupt or subject to, or filed for, any insolvency procedure or analogous proceeding or a petition thereof. No orders, requests, applications or resolutions for the beginning of any of the above procedures or the procuring of any of the above occurrences has been given, made, filed or taken and there are no circumstances, state of facts or conditions justifying any of the foregoing.

2.Shares in the Company
2.1The Sale Shares constitute the whole of the issued share capital of the Company and are fully paid.
2.2The Seller is the sole legal owner of the Sale Shares and is entitled to transfer the legal title to the Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.
2.3Part 1 to this agreement sets out particulars of the issued share capital of the Company as of the date of this Agreement.
2.4The Sale Shares are free from all Encumbrances.
2.5No person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities (or any rights or interest in them) of the Company and neither the Seller nor the Company has agreed to confer any such rights and no person has claimed any such right.
2.6No Encumbrance has been granted to any person or otherwise exists affecting:
(a)the Sale Shares; or
(b)any unissued shares, debentures or other unissued securities of the Company.
No commitment to create any such Encumbrance has been given nor has any person claimed any right to such an Encumbrance.
2.7The Company:
(a)Does not hold nor has it agreed to acquire, any shares, loan capital or other securities in any company;
(b)Has no subsidiaries or subsidiary undertakings;
(c)Except for the consortia named Neafidi, Conai, Pordenone Energia Scpa and Primacom, in connection with services rendered to local enterprises, is not and has not agreed to become a member of any partnership (incorporated or unincorporated) or unincorporated association, joint venture or consortium (other than recognised trade associations);
(d)Has no branch or permanent establishment outside its country of incorporation;

(e)Does not control or take part in the management of any company or business organisation, nor has it agreed to do so; or
(f)Has no direct or indirect interest in any company or incorporated entity.
2.8There are no options, warrants, conversion or subscription rights, agreements, contracts, resolutions or commitments of any kind obligating the Company, or providing for the right of the Seller or of the Company or of any other person to require, conditionally or otherwise, to issue, allot, assign, sell, transfer, convert, or redeem any of the shares or other equity interests, or any instrument convertible into or exchangeable for any of the shares, or debt instrument of the Company or other instruments in accordance with the applicable Law or securities giving rise to a right over the share capital of the Company.
2.9All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with that company's constitutional documents, all applicable legislation and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.
2.10No shares in the capital of the Company have been issued and no transfer of any such shares has been registered (where applicable), except in accordance with all applicable laws and constitutional documents of the Company.
3.Constitutional and Corporate Documents
3.1Copy of the articles of association of the Company has been disclosed. Such copy document is true, accurate and complete in all respects.
3.2All statutory books and registers of the Company:
(a)have been properly kept in accordance with all applicable laws, Accounting Principles and regulations;
(b)are correctly written up to date; and
(c)contain a true, complete and accurate record of all matters and information which should be contained in them.
No notice or allegation has been received that any such registers or books are incorrect or should be rectified.
3.3All returns, particulars, resolutions and other documents that the Company is required by law to file with, or deliver to, any authority in any jurisdiction (including, in particular, any authority responsible for maintaining a register of companies) have been correctly made up and duly filed or, as the case may be, delivered.
3.4All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum and articles of association, all applicable laws and regulations.
3.5All documents belonging to the Company, or to which the Company is a party, are in the possession of the Company.
3.6The Company is properly incorporated, organized, validly existing and in good standing under the laws of Italy.
3.7The Company has full power and authority to conduct its business as presently conducted and to own its assets and properties as they are presently owned.
3.8The Company is duly qualified to carry on business in each of the jurisdictions in which the ownership, operating or leasing of its assets or the conduct of its business require it to be so qualified.
3.9The Company is not insolvent, has never been subject to, or filed for, any insolvency procedure, and has not incurred in any of the circumstances involving a reduction in its corporate capital to cover losses and/or taking it below the legal limit according to the applicable Law (e.g.: Articles 2446 or 2447 of the Italian Civil Code or similar provisions under the applicable law). No orders, requests, petitions, applications or resolutions for the starting of any of the above procedures or the procuring of any of the above occurrences has been given, made, filed or taken, no bankruptcy administrators or receivers, or similar officers, have been appointed and there are no circumstances, state of facts or conditions justifying any of the foregoing.
3.10The Company has not incurred any liability pursuant to Articles 2497 et seq. of the Italian Civil Code or any similar provisions under the applicable law vis-à-vis the shareholders and creditors of the Company or other Persons and there are no matters or facts in existence which might give rise to the same or form the basis of any legal action against the Company.
3.11The Company has no branch, agency, place of business or establishment (whether or not amounting to a permanent establishment under the applicable law) outside Italy.

4.Information
4.1All information contained in the Disclosure Letter is true, complete, accurate and not misleading.
4.2All information given by or on behalf of the Seller (or its advisers or agents) to the Buyer (or its advisers or agents) in the course of negotiating the Transaction was, when given, and is, now, true, complete, accurate and not misleading.
4.3The particulars of the Company in this agreement are accurate and not misleading.
4.4There is no information that has not been disclosed which, if disclosed, might reasonably affect the willingness of the Buyer to enter into this Transaction on the terms of this agreement.
5.Compliance with Laws
5.1The Company has at all times conducted its business in accordance with, and has acted in compliance with, all applicable laws and regulations of any relevant jurisdiction.
5.2Neither the Company nor any of its directors or employees has been convicted of any offence in relation to the Business or affairs of the Company.
6.Permits, Licences and Consents
6.1The Company has obtained and maintained each permit, consent, authorisation and licence required to enable it: (i) to conduct its business lawfully and effectively in the manner and in the places in which it is currently conducted; and (ii) to own, operate or use any of its assets lawfully and effectively in the manner and in the places in which they are currently owned, operated or used.
6.2Para 6.2 of Section A of the Disclosure Letter contains complete and correct copies of the permits, consents, authorisations and licences obtained and issued in the name of the Company. Except as indicated in para. 6.2 of Section B of the Disclosure Letter, the permits, consents, authorisations and licences have been regularly obtained and issued on the basis of valid administrative procedures according to the applicable laws, are currently valid, effective and in force and no actions have been taken or threatened and no fact or circumstance exists or can reasonably be foreseen which is likely to lead to such permits, authorisations and licences being revoked, varied, cancelled, suspended or not renewed.
6.3The Company is not in breach of the terms and conditions of the permits, consents, authorisations and licences and has not received any written notice from any authorities stating that the Company is in breach of any permits, consents, authorisations and licences. There are no legal proceedings pending or foreseen related to any permits, authorisations and licences and there are no reason why any of the permits, consents, authorisations and licences may be suspended, cancelled, revoked or not renewed on the same terms.
7.Insurance
7.1The Company maintains, and has at all material times maintained, adequate insurance cover against all losses and liabilities, including business interruption, and all other risks that are normally insured against by a person carrying on the same type of business as the Business.
7.2Without prejudice to paragraph 7.1 above, para 7.2 of Section A of the Disclosure Letter includes complete and accurate details of all insurance policies maintained by or on behalf of the Company (Policies).
7.3The Policies are in full force and effect, all premiums due on them have been paid and all other conditions of the Policies have been performed and observed.
7.4The Company has not done, or omitted to do, anything that may result in an increase in the premium payable for any of the Policies, or that may adversely affect the renewal of any of the Policies.
7.5None of the Policies:
(a)are subject to any special or unusual terms or restrictions, or to the payment of any premium in excess of the normal rate;
(b)are void or voidable, and nothing has been done, or omitted to be done, which could make any of them void or voidable; or
(c)are capable of being terminated, or will otherwise cease to be available to the Company as a result of Closing.

7.6There are no material outstanding claims under, or in respect of the validity of, any of the Policies and, to the best knowledge of the Seller, there are no circumstances likely to give rise to a claim under any of the Policies.
7.7No insurer has notified the Company that it intends or is contemplating to materially increase a premium for a Policy.
8.Power of Attorney
8.1Except for the power of attorney granted to Mr. Giancarlo Sclabi, there are no powers of attorney granted by the Company currently in force.
8.2No person, other than Mr. Sclabi as indicated above, is entitled or authorised in any capacity to bind or commit the Company to any obligation.
9.Disputes and Investigations
9.1Unless disclosed in para. 9.1 of Section B of the Disclosure Letter, neither the Company nor any of its Directors and managers, nor any person for whose acts the Company may be vicariously liable (including, but not limited to, under Decree 231, as amended from time to time, or any other similar provision under the applicable Law), is engaged or involved in, or otherwise subject to any of the following matters (such matters being referred to in this paragraph 9 as Proceedings):
(a)any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body or any department, board or agency (except for debt collection in the normal course of business); or
(b)any dispute with or investigation, inquiry or enforcement proceedings by any governmental, regulatory or similar body or agency in any jurisdiction.
9.2Unless disclosed in para. 9.2 of Section B of the Disclosure Letter, no Proceedings have been threatened against the Company, any Director and manager or any person for whose acts the Company may be vicariously liable (including, but not limited to, under Decree 231, as amended from time to time, or any other similar provision under the applicable Law), and there are no circumstances or facts likely to give rise to any such Proceedings.

9.3Unless disclosed in para. 9 of Section B of the Disclosure Letter, the Company is not affected by any subsisting or pending judgment, order or other decision or ruling of a court, tribunal or arbitrator, or of any governmental, regulatory or similar body or agency in any jurisdiction.
9.4There is no order or judgement of any authority (in Italy or elsewhere) relating to the Company or any of its assets which may cause a Material Adverse Effect upon the ability of the Company to deal freely with its assets or freely conduct its business anywhere in the world.
9.5The Company has not designed, manufactured, distributed, supplied and/or sold a product which was or is in any respect faulty, defective or unsafe, or which does not meet or comply, or has not met or complied, with any contractual (and pre-contractual) specification, requirement, warranty or representation expressly or impliedly made by it or imposed or required by any applicable law relating to such product or its manufacture, distribution or supply. In case any such event has occurred in the past, the relevant claims have been finally settled and there are no outstanding liabilities or obligations of the Company arising therefrom.
10.Customers and Suppliers
10.1The definition in this paragraph applies in this agreement.
Material Counterparty: any customer, client or supplier of the Company who is of material importance to the business or profits of the Company during the period of 12 months ending on the date of this Agreement, as listed under para. 10.1 of Section A of the Disclosure Letter.
10.2In the period of 12 months ending on the date of this agreement:
(a)no Material Counterparty has ceased, or threatened to cease to do business with, or reduced, or threatened to reduce in any material respect the extent to which it does business with, the Company;
(b)there has been no material adverse change in the basis or terms on which any Material Counterparty does business with the Company; and
(c)the Business has not been materially affected in an adverse manner as a result of (either individually or in combination) the loss of, or a reduction in trading with, any customer, client or supplier of the Company, or a change in the terms on which any such customer, client or supplier does business with the Company.
11.Competition
11.1The definition in this paragraph applies in this agreement:
Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions.
11.2The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company directly or indirectly operates and none of its respective directors, officers or employees is engaged in any activity which would be an offence or infringement under any such Competition Law.
11.3The Company is not affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction and the Company has not given any undertakings or commitments to such bodies affecting the conduct of the Business.
11.4The Company is not in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body or any private entity whose actions can be attributed to a state or government body which:
(a)does not comply with the duties and obligations set out in any subsidy control or state aid legislation applicable to the Company;
(b)was not, but should have been, notified to the European Commission either under (i) Article 108 of the Treaty on the Functioning of the European Union for a decision declaring such aid to be compatible with the internal market or (ii) the Foreign Subsidies Regulation (2022/2560/EU).
12.Contracts
12.1The definition in this paragraph applies in this agreement.

Material Contract: any agreement, arrangement, understanding or commitment that the Company or is a party to or bound by, and which is of material importance to the business, profits or assets of the Company. For the sake of clarity Material Contract shall also include any pending purchase order in excess of Euro 250,000.00 (two hundred fifty thousand/00) with a Material Counterparty.
12.2Unless disclosed in para. 12.2 of Section A of the Disclosure Letter, the Company is not a party to, or otherwise subject to, any agreement, arrangement, understanding or commitment which:
(a)is of an unusual or exceptional nature;
(b)is not in the ordinary and usual course of the Business;
(c)may be terminated as a result of any Change of Control of the Company;
(d)restricts the freedom of the Company to carry on the whole or any part of the Business in any part of the world;
(e)involves agency or distributorship;
(f)involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements;
(g)involves the grant of any sole or exclusive rights by or to the Company;
(h)requires the Company to pay any commission, finders' fee, royalty or the like;
(i)involves or is likely to involve an aggregate consideration payable by or to the Company in excess of 125,000.00 (one hundred twenty five thousand) per year or single agreement, understanding, commitment and arrangement;
(j)is not on arm's length terms;
(k)is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or
(l)is a finance lease, hire purchase, rental or credit sale agreement, or which otherwise provides for the purchase or right to purchase any asset by instalment payments.
12.3Each Material Contract is in full force and effect and binding on the parties to it.
12.4Neither the Company nor any counterparty is (or will, with the lapse of time, be) in default of any Material Contract.

12.5No written notice of termination of a Material Contract has been received or served by the Company and there are no grounds for the termination, rescission, avoidance, repudiation or a material change in the terms of any such contract.
13.Transactions with the Seller
13.1Unless disclosed in para. 13.1 of Section A of the Disclosure Letter, there is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:
(a)the Seller or any member of the Seller's Group (or any person connected with any of them); or
(b)a Director, or a director of any member of the Seller's Group (or any person Connected with any of them);
(c)another Related Person of the Company other than (a) and/or (b) above.
13.2Neither the Seller nor any member of the Seller's Group or Related Person is entitled to a claim of any nature against the Company, or has assigned to any Person the benefit of such claim.
14.Finance and Guarantees
14.1Para. 14.1 of Section A of the Disclosure Letter contains full particulars of all:
(a)money borrowed by the Company; and
(b)loans, overdrafts or other financial facilities currently outstanding or available to the Company (Financial Facilities), including copies of all material documents relating to such Financial Facilities.
14.2The total amount borrowed by the Company (whether pursuant to the Financial Facilities or otherwise) does not exceed any limitations on the borrowing powers of the Company contained in:
(a)its constitutional documents; or
(b)in any debenture or other deed, agreement or document binding on the Company.

14.3There is no indebtedness under any bank, credit or other lending or financing transaction or other form of financial indebtedness outstanding or available to the Company save for that under the Financial Facilities.
14.4No indebtedness of the Company is due and payable and no Encumbrance over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. There are no circumstances whereby the continuation of any of the Financial Facilities available to the Company might be prejudiced or which may give rise to any alteration in the terms and conditions of any such Financial Facilities.
14.5The Company has not received any notice (the terms of which have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness (whether arising pursuant to the Financial Facilities or otherwise), or intimating the enforcement of any Encumbrance which it holds over the assets of the Company.
14.6Except as disclosed in para. 14.6 of Section A of the Disclosure Letter, no Encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into (or agreed to be given or entered into) by the Company or any third party in respect of borrowings or other obligations of the Company (whether arising pursuant to the Financial Facilities or otherwise).
14.7The Company has no outstanding loan capital or has not lent any money that has not been repaid and there are no debts owing to the Company other than debts that have arisen in the normal course of the Business.
14.8The debts owing to the Company are reflected in the Accounts.
14.9Particulars of the balances of all the bank accounts of the Company as of the date June 30, 2024 have been disclosed in para. 14.9 of Section A of the Disclosure Letter and the Company has no other bank accounts. Since the date of those particulars, there have been no payments out of those bank accounts other than routine payments in the ordinary course of the Business.
14.10Having regard to the existing banking and other facilities available to it, the Company has sufficient working capital for the purposes of:

(a)continuing to carry on the Business in the normal and ordinary course following the date of Closing; and
(b)executing, carrying out and fulfilling in accordance with their respective terms all orders, projects and contractual obligations which have been placed with or undertaken by the Company.
14.11The Company has no liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary and proper course of the Business since the Accounts Date. As at Closing Date, the Company shall not have any liability of any nature whatsoever, either current, contingent or potential, other than those resulting from the above and those resulting from the transactions contemplated in or consented under this agreement to the extent in compliance with the provisions thereof.
15.Assets
15.1The assets included in the Accounts, together with any assets acquired since the Accounts Date and all other assets used by the Company in connection with the Business (except for those disposed of since the Accounts Date in the normal course of the Business) are:
(a)legally owned by the Company, with good and marketable title to such assets;
(b)subject to customary lease, licence or factoring arrangements in the ordinary course of business; or
(c)in the possession and control of the Company.
15.2Except as disclosed in para. 15.2 of Section B of the Disclosure Letter, none of the assets, undertaking or goodwill of the Company is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.
15.3Where tangible property or assets are used or occupied by the Company to operate its business, no event or circumstance has arisen, or is likely to arise, which would allow a third person to:
(a)terminate the agreement or arrangement under which the relevant asset is used;
(b)take the asset away from the Company's possession or use;

(c)call for any payment in respect of any loss due to any damage of any kind whatsoever suffered by such asset; or
(d)call for the payment of any unpaid fees, rents and costs for the use of such asset.
15.4To the knowledge of the Seller, the assets of the Company comprise all the assets necessary for the continuation of the Business as it is carried on at the date of this agreement.
15.5The assets and any other tangible asset however used by the Company, pursuant to any agreement, to operate its business, constitute (i) all of the tangible assets and properties used by the Company to conduct its business and (ii) are in all material respects suitable and sufficient to operate the Company’s business as currently conducted and fit for the purpose for which they are used.
15.6The Company's inventory is in good condition and is capable of being sold in the ordinary course of business in accordance with its book value.
16.Plant and Equipment
16.1Unless disclosed in para.16.1 of Section B of the Disclosure Letter, the plant, machinery and other equipment used by the Company in connection with the Business:
(a)are in reasonable condition and state of repair, in accordance with their age and book value, except for ordinary wear and tear, and comply and have complied with all applicable Law;
(b)are in reasonable working order, in accordance with their age and book value, and have been regularly and properly maintained;
(c)are capable of doing reasonably efficiently and safely, in accordance with their age and book value, the work for which they were designed;
(d)can be operated in compliance with all the applicable legal requirements.
17.IT Systems
17.1The definition in this paragraph applies to this agreement.
“IT Systems” shall mean the information and communications technologies owned or used by the Company including hardware, software, third party software, services, networks, peripherals and associated documentation.

17.2The IT systems are of sufficient quality, capacity and processing power to carry out the Company’s business as currently conducted.
17.3None of the IT systems is subject to any complaints, claims, disputes or proceedings.
17.4The IT systems are functioning properly and in accordance with all applicable specifications and have not been subject to any material defects relating to any part of them and have not been accessed by any unauthorised third party.
17.5The Company has in place procedures: (i) to preserve the security and integrity of the IT Systems and prevent unauthorized access, (ii) to properly maintain and update the IT Systems in order to fulfil the legal requirements of the Company’s business, including in relation to Data Protection Laws.
18.Environment and Health and Safety
18.1The definitions in this paragraph apply in this agreement.
Environment: the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water (including territorial and coastal and inland waters, groundwater and water in drains and sewers), land (including soil and sub-soil and land under any water), and any ecological systems and living organisms (including natural persons) supported by those media.
EHS Laws: all, in each case applicable, laws, statutes, regulations, subordinate legislation, by-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal, and legally binding codes of practice and guidance notes to the extent that they relate to or apply to the Environment energy efficiency, pollution, climate change or the health and safety of any person.
EHS Matters: all matters relating to:
1a)pollution or contamination of the Environment;
1b)the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;
1c)the exposure of any person to any Hazardous Substances or Waste;

1d)the health and safety of any person, including any accidents, injuries, illnesses and diseases;
1e)the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or
1f)the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.
EHS Permits: any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the Business or in relation to any of the Properties.
Harm: harm to the Environment or human health, and in the case of natural person, this includes offence caused to any of its senses or harm to its property.
Hazardous Substances: any material, Waste, substances, pollutant, contaminant or hazardous, toxic, radioactive, noxious, flammable, corrosive, vibration, noise, electricity, heat or other radiation or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances and materials containing asbestos.
Waste: any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.
18.2The Company is in compliance with, and in the last 10 years prior to the date hereof has complied with, all EHS Permits. All EHS Permits are in full force and effect, and there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of or the inability to transfer any EHS Permits.
18.3The Company is in compliance with, and in the last 10 years prior to the date hereof has complied with, all EHS Laws (including health and safety applicable Laws) and there are no facts or circumstances that may lead to any breach of or liability under any applicable EHS Laws or any claim or liability in respect of EHS Matters. The Company has not caused or permitted a liability to arise under such EHS Laws or is not otherwise liable under the applicable EHS Laws or EHS Permits.
18.4All information provided by or on behalf of the Company to any relevant enforcement authority, and all records and data required to be maintained by the Company under the provisions of any applicable EHS Laws and EHS Permits, are complete and accurate.

18.5No pollution of the Environment and/or contamination in the soil (including sub-soil) or any surface or groundwater at the Properties exists and/or has occurred in the past. No procedure aimed at curing possible contamination has been started or needs to be started under the applicable Law.
18.6The Company is not required to hold, nor has it ever applied for, a waste disposal licence or waste management licence under any EHS Laws.
18.7The Company is not required to make any expenditure (other than minor administrative charges) to comply with the relevant EHS Permits (including an improvement programme) or the applicable EHS Laws and there are no circumstances which may cause such expenditure
18.8There have been no claims, investigations, prosecutions or other proceedings brought or threatened against the Company (or any of their respective directors, officers or employees) in respect of Harm arising from the operation of the Business or occupation of any of the Properties or for any breach or alleged breach of any EHS Permits or EHS Laws (including, without limitation, those relating to the health and safety of Employees, contractors and third parties), and there are no facts or circumstances that may lead to any such claims, investigations, prosecutions or other proceedings. At no time has the Seller or the Company received any notice, communication or information alleging any liability in relation to any EHS Matters or that any remediation works are required. The Company has not agreed to any obligation involving a liability (actual or potential) because of an adverse condition of the Environment.
18.9Neither the Seller nor the Company has received any enforcement, prohibition, stop, remediation, improvement or any other notice from, or been subject to any civil sanction imposed by, any enforcement authority with regard to any EHS Matters or any breach of EHS Laws and/or EHS Permits in respect of the Business, the Company or any of the Properties.
18.10Copies of all:
(a)current EHS Permits;
(b)environmental and health and safety policy statements;
(c)reports in respect of environmental and health and safety audits, investigations or other assessments;
(d)records of accidents, illnesses and reportable diseases;

(e)assessments of substances hazardous to health;
(f)material written correspondence on EHS Matters between the Company and any relevant enforcement authority; and
(g)copies or details of all Waste disposal contracts,
relating to the Business or any of the Properties have been disclosed in para. 18.10 of Section A of the Disclosure Letter and all such statements, reports, records, correspondence and other information are complete and accurate and are not misleading.
19.Intellectual Property
19.1The definition in this paragraph applies in this agreement.
Intellectual Property Rights: patents, rights to inventions, copyright and related rights, trademarks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
19.2Complete and accurate particulars are set out in para. 19.2 of Section A of the Disclosure Letter respectively of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned, used or held for use by the Company.
19.3Complete and accurate particulars are set out in para. 19.3 of Section A of the Disclosure Letter respectively of all licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which the Company:
(a)uses or exploits Intellectual Property Rights owned by any third party; or
(b)has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.
19.4The Company is the exclusive legal and beneficial owner of all the rights in the Intellectual Property Rights, free from all Encumbrances. The registered Intellectual

Property Rights owned by the Company are regularly registered and used, and all Tax or other payments due or formalities required by the applicable Laws to maintain in place the relevant registrations are regularly made.
19.5To the knowledge of the Seller, the Company does not require any Intellectual Property Rights other than those set out in para. 19.2 of Section A of the Disclosure Letter in order to carry on the Business as it is conducted as of the date of this agreement and prior to Closing.
19.6There has been no unauthorised use or infringement by any third party of any of the Intellectual Property Rights set out in para. 19.2 of Section A of the Disclosure Letter, nor any third-party breach of confidence, passing off or actionable act of unfair competition in relation to the business or assets of the Company, and no such infringement, breach of confidence, passing off or actionable act of unfair competition is current or anticipated.
19.7To the Seller’s best knowledge, the use by the Company of any Intellectual Property Rights owned or used by it does not infringe any Intellectual Property Rights of third parties.
19.8The agreements and licences set out in para. 19.3 of Section A of the Disclosure Letter:
(a)are valid and binding;
(b)have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;
(c)are not the subject of any claim, dispute or proceeding, pending or threatened; and
(d)have, where required, been duly recorded or registered.
19.9A Change of Control of the Company will not result in the termination of, or have a material effect on, any Intellectual Property Rights set out in para. 19.2 of Section A of the Disclosure Letter.
19.10There are no pending or threatened in writing proceedings, disputes, challenges or other claims by third parties against the Company with respect to the Intellectual Property Rights owned or used by it.

20.Data Protection
20.1The definitions in this paragraph apply in this agreement:
Data Protection Laws: all laws in any applicable jurisdiction relating to the use, protection and privacy of Personal Data (including the privacy of electronic communications) which are from time to time applicable to the Company (or any part of its business).
Personal Data: any information relating to an identified or identifiable natural person (a data subject). A person is identifiable if they can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person, and any other personal data according to the Data Protection Laws.
Supervisory Authority: any local, national, supranational, state or government or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws.
20.2The Company (i) has materially complied with the requirements of all Data Protection Laws in all respects; (ii) has in place all appropriate records, policies and documentation to allow it to demonstrate compliance with Data Protection Laws proportionally with its business activities; (iii) processes all Personal Data under an applicable lawful basis in accordance with Data Protection Laws, has obtained all necessary consents from data subjects and has complied with each necessary condition to allow it to process all relevant personal information in connection with the continuation of the Company's business in the manner in which it was operated before the Closing Date.
20.3The Company has not received any:
(a)Notice, request, correspondence or other communication from any Supervisory Authority, or been subject to any enforcement action (including any fine or other sanctions), in each case relating to a breach or alleged breach of their obligations under the Data Protection Laws; or
(b)Claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws, or alleging any breach of the Data Protection Laws.
21.Employment
21.1The definitions in this paragraph apply in this agreement.

Employee: any Person employed by the Company under a contract of employment.
Employment Legislation: legislation applying to the Company affecting contractual or other relations between employers and their employees including (but not limited to) any legislation (and any amendment, extension or re-enactment of such legislation) and any claim arising under.
21.2The name of each person who is a Director is set out in Part 1 to this agreement.
21.3Name, data, remuneration and principal terms and conditions of the Employees are clearly reported in the Data Room.
21.4Data, remuneration and principal terms and conditions of all persons who are providing services to the Company under an agreement which is not an employment agreement, are clearly reported in the Data Room.
21.5Other than the employees indicated in Data Room no Person is employed (whether full-time or part-time and whether directly or indirectly) by the Company, and all Employees are employed directly by the Company.
21.6No questions has been served on the Company by an Employee in relation to potential claims under any Employment Legislation which remains unanswered in full or in part.
21.7The acquisition of the Sale Shares by the Buyer or compliance with the terms of this agreement will not entitle any Directors, officers or Employees of the Company to terminate their employment or receive any payment or other benefit.
21.8The Company is not a party to, bound by or proposing to introduce in respect of any Director or Employee any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.
21.9The Company is not a party to, bound by or proposing to introduce for the benefit of any current or former director or any Employee any incentive scheme or arrangement (including, without limitation, any share option arrangement, profit sharing, commission or bonus scheme).
21.10The Company has incurred no actual or contingent liability in connection with the termination of employment of any of its Employees and former Employee (including redundancy payments), or for failure to comply with any order for the reinstatement or re-engagement of any Employee or former Employee.

21.11There are no sums owing to or from any current Employee or former Employee other than reimbursement of expenses, wages for the current salary period and holiday pay, all according to the relevant employment agreement and Employment Legislation.
21.12All Employees and former Employees of the Company are and/or have been duly recorded in the appropriate respective books and records together with relevant details, all in accordance with the applicable law. The Employees' contractual qualification is in line with the job duties performed by the Employees, and none of the Employees as well as former Employees has ground to claim for salary differences due to a wrong contractual qualification.
21.13In respect of each Employee or former Employee, the Company has:
(a)performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, Employment Legislation or otherwise (including but not limited to wages and classification levels for employees, working hours, overtime, annual leave, employees’ compensation, hiring of disabled employees or employees belonging to other “protected categories”, social security contributions, insurance premiums, safety at work, employee privacy and, when applicable, requirements for “smart working” or teleworking (telelavoro));
(b)complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not).
21.14With respect to any accrued and not yet payable salary to the Employees as of the date hereof, including, but not limited to the Trattamento di Fine Rapporto (severance payment) sufficient provisions or reserves to cover the relevant payments have been included in the Company’s accounts or, if applicable based upon the law and the applicable collective agreements, the relevant accruals have been paid to the applicable complementary pension funds or transferred to the INPS - National Institute for Social Security - Fondo di Tesoreria.
21.15Para. 21.15 of Section A of the Disclosure Letter includes true, complete and accurate:
(a)anonymised copies of all contracts, handbooks, policies and other documents which apply to any Employee; and
(b)copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any unwritten agreements or arrangements which may affect any Employee.
21.16Other than the collaborators indicated in the Data Room, no Person has any relationship with the Company, as "collaboratore coordinato e continuativo", independent collaborator or consultant, employee supplied by work agencies ("lavoratori somministrati"), apprentices, interns ("tirocinanti"). The relationships with the collaborators and former collaborators have been carried out in accordance with the applicable Law and their terms and conditions. The Company duly and timely fulfilled any contractual obligation vis-à-vis the collaborators.
21.17AII Employees or former Employees, collaborators, or former collaborators, have been duly paid for the activities carried out in the course of their relationship with the Company, in compliance with the applicable law and/or the applicable national collective bargaining agreements. AII obligations have been fulfilled as required by the provisions applicable pursuant to social security, insurance and Tax applicable law and contractual provisions.
21.18Except for the Employees, no other Person (including consultants, the Collaborators, temporary workers, agents, brokers, business procurers, interns, apprentices, etc.) has a valid right to claim the status of Employee (if they do not currently have employment status), or permanent Employees (if they currently are under a fixed-term employment agreement) of the Company.
21.19The relationships with all the agents, whether the relevant relationship is active or not, who have provided services to the Company have been managed by the Company in compliance with the relevant law and with all relevant contractual obligations.
21.20The Company is not subject to any inspection by the inspection services of the competent social security and authorities in charge for employment related matters (including Labour Inspectorate, INPS - National Institute for Social Security and INAIL – National Institute for Insurance against Labour Accidents). The Company is materially compliant with to the applicable laws and regulations on health and safety in the workplace.
21.21No significant occupational accident has ever occurred to and no occupational disease has ever been reported for any Employees or collaborators of the Company, and all the Persons protected by applicable law. No events have ever happened, and no circumstances or actual situations exist that, according to the applicable law on safety and hygiene at work, may give rise to claims for compensation for damages or indemnifications or any other loss of any nature whatsoever.

22.Property
22.1The definitions in this paragraph apply in this agreement.
Current Use: the identified use for each Property as set out in para. 22.1 of Section A of the Disclosure Letter.
Owned Real Estate Properties: the properties set out in para. 22.1 of Section A of the Disclosure Letter.
Properties: the Owned Real Estate Properties and references to any of the Properties or Property means any one of the Owned Real Estate Properties or any part or parts of any one of them.
22.2The particulars of the Properties set out in para. 22.1 of Section A of the Disclosure Letter are true, complete and accurate. The Company is the sole and exclusive owner of the Properties. The Properties are duly registered with the competent offices and registers, including building cadastre, pursuant to the applicable Law and, their cadastral income has been properly reported and determined, both formally and substantially.
22.3All of the Properties actively used by the Company are used in connection with the Business.
22.4The Properties are the only land and buildings owned, used or occupied by the Company.
22.5The Company has no right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right or interest in, or affecting, any land or buildings other than the Properties.
22.6Except for the antenna as indicated in para. 22.6 of Section A of the Disclosure Letter, the Company is in possession and actual occupation of the whole of each of the Properties on an exclusive basis and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, or has been granted or agreed to be granted to any third party.
22.7The Seller has in its possession and control and has disclosed copies of all the title deeds and documents necessary to prove good and marketable title to the Properties.

22.8The documents of title relating to the Properties to be delivered to the Buyer on the Closing Date will all be properly stamped with stamp duty in accordance with and to the extent required by any applicable law or regulation and registered, where required.
22.9The Properties are not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges (and, in the case of the Leasehold Properties, principal rent, insurance premiums and service charges) and all outgoings have been paid when due and none is disputed.
22.10The Company has good and marketable title to the Properties by virtue of valid and enforceable instruments. The Company owns or otherwise holds no rights or interest on any property other than the Properties. The Company has (i) no obligation or right to purchase or let any property, or to acquire any right or interests on property, other than the Properties and/or (ii) no obligation to sell or otherwise dispose of the Properties in any manner whatsoever. Where applicable, the Properties benefit from any easement or other right required to accessing, using or occupying them. No third party’s consents, permits or authorisation is needed to access, use or occupy the Properties. The Properties (including their system and plants) are in compliance with all applicable laws and regulations.
22.11The Properties are free from claims, Encumbrances, liabilities, third party rights, private rights to restrict the use of any Property, rights of occupation, options, rights to acquire, rights of first refusal, financial obligations (including public financial obligations), security interests, public rights and public restrictions under any applicable law or regulation. No Property is the subject of a notice to treat or a notice of entry, and no notice, order resolution or proposal has been published for the compulsory acquisition, closing, demolition or clearance of any of the Properties, and the Seller is not aware of any matter or circumstance which would lead to any such notice, order, resolution or proposal.
22.12The use of the Properties is compliant with the relevant urban and cadastral destination and the current status of the Properties corresponds to the data obtained from the cadastre or other offices and registers where such Properties are located, as applicable, and to the plans filed with the building cadastre, or other offices and registers, as applicable.
22.13The Properties have been designed, projected, constructed and are operated, and all works on the Properties have been performed, by virtue of and in compliance with the applicable Laws, agreements and any necessary permit, authorisation and licence, in a good and workmanship-like manner and without infringing any third party’s right.
22.14There are no existing agreements and/or contracts with public authorities or administrative orders or measures of any kind from which arise, or could arise, any obligation, cost and/or restriction which is the responsibility of the owner of the Properties.
22.15The Company has no existing or contingent liabilities, and there are no costs, charges, contributions or obligations in respect of the Properties and/or for the issuance and/or renovation of the permits, authorizations and licences which are pending or outstanding.
22.16The Company has complied in all material respects with any applicable law or regulation in respect of any of the Properties. All planning permissions, orders and regulations issued under the applicable laws and regulations have been fully complied with in relation to the Properties.
22.17None of the Properties has suffered from structural defects and defects in the drains and services from time to time serving the Properties.
22.18There is no circumstance that could render any transaction affecting the title of the Company to any of the Properties liable to be set aside under the applicable insolvency laws.
22.19There are no insurance policies relating to any issue of title affecting any of the Properties.
22.20There are, appurtenant to each of the Properties, all rights and easements necessary for the Current Use and enjoyment (without restriction as to time or otherwise) and the access to each of the Properties is over roads adopted by the local authority and maintained at public expense and such roads immediately about the Properties at each point where access is gained.
22.21All replies given in writing by or on behalf of the Seller or the Company in response to any enquiries raised in writing by or on behalf of the Buyer in relation to the Properties were complete and accurate at the date they were given and would still be complete and accurate if the replies were instead being given on the Closing Date.
22.22The Properties (and the proceeds of sale from them) are free from:

(a)any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), lien, Encumbrance or other right in the nature of security (except for Encumbrances in the process of being canceled in connection with Financings duly repaid); and
(b)any agreement for sale, option, right of pre-emption or right of first refusal, and there is no agreement or commitment to give or create any of them.
22.23The Company has not received or is aware of any written notice, order or proposal, which would adversely affect the value or Current Use or enjoyment of any of the Properties, or access to or from any of them.
22.24None of the Properties is held on terms that would allow any landlord or other third party to change those terms, or terminate the right of the Company to hold the Property, by reason of a Change of Control of the Company.
22.25There are no disputes relating to or affecting any of the Properties.
23.Accounts:
23.1The Accounts of the Company:
(a)are complete and correct in all material respects and have been prepared in accordance with and using the Accounting Principles, standards, policies and practices generally accepted in Italy, applied in a consistent manner with past practice, and in compliance with the applicable law; and
(b)comply with the requirements of Italian law.
23.2Since 30 September 2023, no change in the accounting reference period of the Company has been made.
23.3The Accounts have been audited by an auditor of good repute qualified and registered to act as auditors in Italy and the auditor has given an auditor's certificate without qualification.
23.4The Accounts of the Company:
(a)make proper and adequate provision or reserve for all bad and doubtful debts, obsolete or slow-moving inventory and for depreciation on fixed assets, amortisation and impairment of assets;

(b)do not overstate the value of current or fixed assets;
(c)do not understate any material liabilities;
(d)give a true and fair view of the state of affairs of the Company as at the Accounts Date and of the profit and loss of the Company for the accounting period ended on the Accounts Date and/or each relevant reference date; and
(e)have been approved and filed in accordance with the requirements of applicable law.
23.5In the past five years, the receivables recorded in the Management Accounts, in the Accounts and in the financial statements of the Company have originated and will originate exclusively from sales of goods and performance of services, under valid agreements and which have been and will be effectively carried out by the Company in the course of the normal activities and operations, upon market conditions.
23.6With the exception of (i) receivables claimed vis-à-vis the sellers of the Company to the SIFCO Group with reference to the Pensotti Arbitration (in relation to which clause 4.11 shall apply) and (ii) receivables duly covered by bad debt provisions, the receivables of the Company included in the Management Accounts or, with respect to accounts receivable arising after the Management Accounts reference date, on the books and records of the Company, are valid, existing, current and due (i.e. liquidi ed esegibili). The Company has not entered into any agreement which might entitle any debtor to refuse, in whole or in part, any payment or to obtain any discount or to return the goods as a basis for demanding the cancellation of the receivable owed by such debtor.
23.7The Management Accounts have been prepared on a consistent basis, materially in line with the accounting standards, Accounting Principles, the Accounts, policies and practices generally accepted in Italy; and fairly represent the assets and liabilities and the profit and losses of the Company as at and to the date for which they have been prepared.
24.Financial and Other Records
24.1In the past five years, all financial and other records of the Company (Records):
(a)have been prepared and maintained properly and in accordance the applicable laws and regulations;

(b)constitute an accurate record of all matters required by law to appear in them and, in the case of the accounting records, comply with the requirements of Italian law;
(c)do not contain any material inaccuracies or discrepancies; and
(d)are in the possession of the Company.
24.2No notice has been received or allegation made that any of the Records are incorrect or should be rectified.
25.Changes since Accounts Date
Since the Accounts Date:
(a)the Company has conducted its Business in the normal course and as a going concern, in compliance with the applicable law and consistently with past practice, has regularly fulfilled its obligations (including those resulting from the permits, authorizations and Licenses) and performed the contracts to which it is a party, with a view to preserving the goodwill of the Company and so as to maintain the same as a going concern and without any interruption or alteration in the nature, scope or manner of such business;
(b)no write down of the assets, capital losses or contingent liabilities, other than those recorded in the Accounts, have emerged;
(c)there was no variation in the financial and accounting position of the Company compared to the results shown in the Accounts, except for those variations attributable to the day-to-day management of the Company’s business after 30 September 2023;
(d)there has been no Material Adverse Effect in the turnover, financial position or prospects of the Company;
(e)the Company has not issued or agreed to issue any share or loan capital;
(f)no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;
(g)the Company has not borrowed or raised any money or given or taken any form of financial security;
(h)no capital expenditure has been incurred on any individual item by the Company in excess of Euro 50,000 and the Company has not acquired,

invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of Euro 20,000; and
(i)the Company has paid its creditors within the applicable periods agreed with the relevant creditor, except as indicated in para. 25 of Section B of the Disclosure Letter.
26.Tax
26.1The Company is compliant with all Tax payments and fulfilments and, in general, with the Laws applicable on Tax matters. In particular (not by way of limitation) the following warranties are given in respect to all Tax years open to assessment: (a) the Company has timely filed all Tax returns due in accordance to the applicable Tax laws and such Tax returns were true, correct and complete at the time of filing, taking into account the generally accepted interpretation rules on Tax laws at that time; (b) all Tax payments, for which the Company is liable pursuant to the applicable Tax laws have been duly and timely paid when becoming payable; (c) the Company has properly and sufficiently posted provisions in its accounts for any Tax becoming due in accordance with the applicable Tax Laws; (d) the Company – also in its capacity as Tax substitute (‘sostituto d’imposta’) in relation to Taxes due in the name and/or on behalf of another Person – has made all deductions or withholdings required to be made pursuant to the applicable Tax laws in respect of, or on account of, any Tax from payments made by the Company and has properly, duly and timely paid and/or accounted in full to the appropriate Tax Authority for all amounts so deducted or withheld; (e) the Company is fully and correctly entitled to any Tax credit reported in any relevant Tax returns pursuant to the applicable Tax laws; no Tax assessments, claims, inspections or other Tax Proceedings are pending against the Company and no written notice of any Tax assessment, claim, inspection or Tax Proceeding has been received by the Company; (f) all transactions with Related Persons entered into by the Company have been effectively rendered and occurred at arms' length and for a consideration at market value; (g) for Tax purposes, the Company is resident in Italy and has no permanent establishment outside Italy.
27.Criminal Liability, Anti-Bribery and Corruption
27.1The Company is not, and has not been engaged in any activity, practice or conduct which would constitute an offence under Decree 231 or applicable anti-bribery laws, anti-corruption, anti-money laundering or antitrust laws.

27.2The Company has not, and no director, officer, Employee engaged by the Company while acting on behalf of the same has made, offered or authorised or agreed to make, offer, authorise or accepted any unlawful bribe, inducement or advantage (monetary or otherwise) or used any asset of the Company unlawfully to obtain an advantage for the Company, for himself/herself or for any other Person.
27.3No director, officer, employee engaged by the Company has, while acting on behalf of the Company, made, offered or authorised or agreed to make, offer or authorise, or accepted any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use of any government official or any Person where such payment, gift, promise or other advantage would (i) comprise a facilitation payment; and or (ii) violate any applicable anti-bribery laws.
27.4There have been no false or fictitious entries made in the respective books or records of the Company relating to any illegal payment or secret or unrecorded fund and the Company has not established or maintained a secret or unrecorded fund.
27.5Neither the Company nor any of its Related Person nor any of its directors, shareholders, Employees or officers is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Decree 231, or applicable anti-bribery laws, anti-corruption, anti-money laundering, antitrust laws, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.
27.6The Company has instituted and maintain policies and procedures designed to promote and ensure compliance with all applicable anti-bribery laws. All directors, officers and employees of the Company have been given adequate training in relation to the respective business ethics and conduct.
27.7The operations of the Company are and have been conducted at all times in compliance with the applicable record-keeping and reporting requirements of the applicable money laundering and proceeds of crime statutes, any rule and regulation under such statutes and any related or similar rule, regulation or guideline issued, administered or enforced by any authority.

27.8The Company is not ineligible to be awarded any contract or business under Italian Legislative Decree no. 50/2016 (or former equivalent legislation).
28.Effect of the Transaction
Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this agreement will:
(a)cause the Company to lose the benefit of any right or privilege it presently enjoys;
(b)relieve any person of any contractual obligation to the Company, or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any other right in respect of, the Company;
(c)give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares;
(d)entitle any person to acquire, or affect the entitlement of any person to acquire, shares in the Company;
(e)result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition;
(f)result in the loss or impairment of, or any default under any licence, authorisation or consent required by the Company for the purposes of the Business;
(g)result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity date, or cause any Financial Facility to be terminated or withdrawn; or
(h)result in the creation, imposition, crystallization or enforcement of any Encumbrance on any of the assets of the Company.